U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 1 TO FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

The KingThomason Group, Inc.
(Name of small business issuer in its charter)
Commission File No. 333-120394

Nevada	6411	73-1602395
(state of	(Primary Standard Industrial	(IRS Employer
incorporation)	Classification Code Number)	I.D. Number)

2600 Old Crow Canyon Road, #201
San Ramon, CA 94583
925-905-5630
(Address and telephone number of registrant's principal
executive offices and principal place of business)
Thomas J. Kenan, Esq.
Fuller, Tubb, Pomeroy & Stokes
201 Robert S. Kerr Avenue, Suite 201
Oklahoma City, OK 73102
405-235-2575
(Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public: From time to time as determined by market conditions and other factors.

If any of securities being registered on this form are to be offered on a delayed or a continuous basis pursuant to Rule 415 under the securities Act, check this box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
Calculation of Registration Fee

Title of each class of securities to be registered	Dollar Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock	$10,204,013	$0.28(2)	$2,857,124(2)	$362(2)

(1)	In accordance with Rule 416 promulgated under the Securities Act of 1933, this registration statement also covers such indeterminate number of additional shares of common stock as may become issuable upon stock splits, stock dividends or similar transactions.

(2)	These 10,204,013 shares are to be offered by selling stockholders from time to time at fluctuating market prices. The registration fee for these shares is based on the average of a bid price of $0.26 and an ask price of $0.30 on November 4, 2004 on the OTC Bulletin Board. Reg. 230.457(c).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a) may determine.

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SUBJECT TO COMPLETION, DATED ____________.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the securities and exchange commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

The KingThomason Group, Inc.

10,204,013 Shares of Common Stock

This prospectus relates to the sale of up to 7,304,013 shares of our common stock by Fusion Capital Fund II, LLC and 2,900,000 shares of common stock by other selling stockholders.

Our common stock is quoted on the Over-the-Counter Bulletin Board Market under the symbol "KGTH." On December 14, 2004, the last reported sale price for our common stock as reported on the Over-the-Counter Bulletin Board Market was $0.45 per share.

Investing in the common stock involves risks. See "Risk Factors" beginning on page 1 for a discussion of these risks.

The selling stockholders are "underwriters" within the meaning of the Securities Act of 1933, as amended.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is ____________________.

TABLE OF CONTENTS

Page

Prospectus Summary	1
The Company	1
The Offering	1

Risk Factors	1
Risks Related to Our Business	2
We have a limited operating history with significant losses and expect
losses to continue at least for the next twelve months.	2
We have not demonstrated an ability to continue as a "going concern."	2
Our success may depend on our ability to retain key personnel.	3
We will require additional financing to sustain our operations and
without it we will not be able to continue operations.	3
We may not be able to maintain the current collaborative
relationship that our financial services business strategy
requires, and if we can not do so our ability to develop
products and revenue will suffer.	3
We have not proven that we can compete with larger and better
capitalized companies.	3
Sales of our healthcare insurance products have not yet reached
the break-even point.	4
Our stock is a "penny stock," which inhibits trading in the stock
and tends to depress the price of the stock.	4
Should a change in management seem necessary, it will be difficult or even impossible for the non-management stockholders
to do this.	5
We do not intend to pay dividends.	5
We indemnify most acts of our offices and directors.	5
Risks Related to This Offering	5
The trading history of our stock suggests that we may not receive the full $6,000,000 under the common stock purchase
agreement from the sale of the 6,000,000 shares
registered herein.	5
Fusion Capital’s sale of any shares it buys from the company may cause the price of our common stock to decline, which
could result in our never receiving even $3,000,000, the
minimum amount we believe we need to make a success
of our credit card program.	6

Use of Proceeds	6

The Fusion Capital Transaction	7
General	7

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Purchase of Shares Under the Common Stock Purchase Agreement	7
Minimum Purchase Price	8
Our Right to Suspend Purchases	9
Our Right to Increase and Decrease the Daily Purchase Amount	9
Our Termination Rights	9
Effect of Performance of the Common Stock Purchase Agreement
on our Stockholders	9
No Short-Selling or Hedging by Fusion Capital	10
Events of Default	10
Commitment Shares Issued to Fusion Capital	11
No Variable Priced Financings	11

Selling Stockholders	11

Plan of Distribution	13

Legal Proceedings	15

Directors, Executive Officers, Promoters and Control Persons	15

Securities Ownership of Beneficial Owners and Management	18

Description of Securities	19
Common Stock	19
Preferred Stock	20
Series A Preferred Stock	21
Warrants	21

Interest of Named Experts and Counsel	21

Indemnification	22

Description of Business	23
Business Development	23
Our Business	23
Revenue by Sectors	26
Distribution Methods	26
Competition	27
Dependence on Major Customers or Suppliers	27
Patents, Trademarks and Licenses	27
Government Approval of Principal Products or Services	27
Developmental Expenses	27
Environmental Laws	28
Employees	28
Seasonality	28
Management’s Discussion and Analysis	28

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Off-Balance Sheet Arrangements	31
Outlook	31
Description of Property	31
Relationships and Related Transactions	31

Penny Stock Regulations	33
The Penny Stock Suitability Rule	33
The Penny Stock Disclosure Rule	33
Effects of the Rule	33
Potential De-Listing of Common Stock	34
Reports to Security Holders	35

Market for Common Equity and Related Stockholder Matters	35
Equity Compensation Plan Information	36

Executive Compensation	36
Directors	37
Employment Contracts	37

Changes in and Disagreements with Accountants on Accounting and
Financial Disclosure	37

Additional Information	38

Financial Statements	38

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PROSPECTUS SUMMARY

The Company

We are a Nevada corporation. Our principal executive offices are located at 2600 Old Crow Canyon Road, #201, San Ramon, CA 94583. Our telephone number is 925-905-5630. The address of our website is www.kgth.com. Information on our website is not part of this prospectus.

We have two divisions, one that offers our proprietary program, based on a credit card, that enables physicians and hospitals to recover delinquent medical fees, and another that markets healthcare insurance products, on a wholesale basis, to retail insurance brokerage firms that offer the products to the large number of underinsured and uninsured people in America. The TotalCare Medical Accounts Receivable Credit Card Program is our product that recovers delinquent medical receivables. Our healthcare insurance products are our SpectraOne and HealthNext Basic Major Medical Plans, Design Savers Guaranteed Issue Medical Discount Plan, Select Dental Plan and, soon, our Smart Solutions Hospital Indemnity Plan.

The Offering

On October 14, 2004, we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC, pursuant to which Fusion Capital has agreed to purchase, on each trading day, $10,000 of our common stock up to an aggregate of $6.0 million. In our discretion, we may elect to sell more of our common stock to Fusion Capital than the minimum daily amount. Fusion Capital, a selling stockholder under this prospectus, is offering for sale up to 7,304,013 shares of our common stock. Other stockholders are offering for sale up to 1,385,000 shares of our common stock and up to 1,515,000 shares of common stock underlying common stock purchase warrants.

As of October 19, 2004 there were 20,818,084 shares outstanding, including 100,000 shares we issued to Fusion Capital to reimburse it for expenses in connection with the common stock purchase agreement and 1,204,013 shares that we issued to Fusion Capital as compensation for its $6.0 million purchase commitment, but excluding 6,000,000 shares offered for sale by Fusion Capital pursuant to this prospectus and 1,515,000 shares underlying 1,515,000 warrants held by the other selling stockholders. The number of shares offered by this prospectus represents an amount equal to 49% of the total common stock outstanding as of October 19, 2004. The number of shares ultimately offered for sale by Fusion Capital is dependent upon the number of shares purchased by Fusion Capital under the common stock purchase agreement. The number of shares ultimately offered by the other selling stockholders is dependent upon the number of warrants exercised by them.

RISK FACTORS

You should carefully consider the following risks before purchasing our common stock. These are the material risks of which we are aware. They make this offering speculative and risky. You should acquire shares of our common stock only if you can afford to lose your entire investment.

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RISKS RELATED TO OUR BUSINESS

We have a limited operating history with significant losses and expect losses to continue at least for the next twelve months.

We have no history of profitable operations. We have incurred the following losses:

	Operating Losses	Net Losses

Fiscal year 2002	$626,437	$632,145
Fiscal year 2003	479,791	536,593
9 months through 09-30-04	842,287	61,879

At September 30, 2004 we had an accumulated deficit of $1,641,404.

Our profitability will require the successful commercialization of our Medical Accounts Receivable Credit Card Program. This program contemplates -

•	cash outlays of up to $100 for each credit card issued,
•	the escrow of all payments on each credit card for at least one year, and
•	the sale of a credit card to a large purchaser of credit cards only after satisfactory payment performance has been demonstrated by the card holder.

We have not demonstrated an ability to continue as a "going concern."

Our independent auditors have expressed their uncertainty with regard to our ability to continue as a going concern. Our ability to obtain additional funding will determine our ability to continue as a going concern. Our strategy for obtaining additional funding includes the up-to-$6,000,000 common stock purchase agreement we have with Fusion Capital. Yet, we cannot require Fusion Capital to purchase any shares of our common stock on days when the market price of our stock is less than $0.10. Our medical accounts receivable program could stall or terminate due to lack of funding. This could result in the failure of our company. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our success may depend on our ability to retain key personnel.

We rely on the continued services of several key personnel. These persons are T.E. King III, president and chief financial officer; Hume A. "Tom" Thomason, corporate secretary and a director; and Richard Michel, a director of our KingThomason Credit Cards Services, Inc., subsidiary. They each have specific expertise in either the credit card industry or the insurance industry, expertise that may be difficult to replace. Our lack of success so far in our business may make it difficult to attract suitable replacements.

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We know of no circumstances that would cause any of these persons to leave. Each owns a substantial number of shares of our common stock and is thereby motivated to see our business succeed. Nevertheless, personal financial considerations, incapacity or the death of any of these three executives could cause us to devote considerable time and effort to the search for a suitable replacement. See "Management Information - Directors, Executive Officers and Significant Employees."

We will require additional financing to sustain our operations and without it we will not be able to continue operations.

At September 30, 2004 we had a working capital deficit of $294,431. The independent auditor’s report for the year ended December 31, 2003 includes an explanatory paragraph to their audit opinion stating that our recurring losses from operations and working capital deficiency raise substantial doubt about our ability to continue as a going concern. We have an operating cash flow deficit of $27,409 in 2003, an operating cash flow deficit of $15,371 in 2002, and an operating cash flow increase of $65,208 for the nine months ended September 30, 2004. We do not currently have sufficient financial resources to fund our operations or those of our subsidiaries. Therefore, we need additional funds to continue these operations. We need approximately $15,000 in cash per month to continue our operations and the operations of our subsidiaries. The implementation of our plans will require funds in addition to the $15,000 monthly. The implementation of our plans is scalable and can be conducted on a basis relative to the amount of funding we receive. Smaller amounts of capital will allow us to implement our plans more slowly and larger amounts of capital will allow us to implement our plans more quickly.

We may not be able to maintain the current collaborative relationship that our financial services business strategy requires, and if we can not do so our ability to develop products and revenue will suffer.

Our medical accounts receivable credit card program requires us to maintain a relationship with CrediTrends in order for us to utilize their existing relationships that allow us to issue the credit cards. They are necessary to our business strategy because they enable us to issue the credit cards that are an integral part of the medical accounts receivable recovery program. We cannot be sure that we will be able to establish any additional relationships to implement our plans or that we can do so on terms favorable to us. At this time we have no reason to believe that the relationship would be terminated. Currently we have an adequate relationship with them to implement our plans but as of yet we have not issued any credit cards.

We have not proven that we can compete with larger and better capitalized companies.

We have designed and market several healthcare insurance products that provide varying degrees of healthcare coverage for people that have no or inadequate healthcare coverage. We wholesale these proprietary products to retail insurance brokerage firms that sell them to the consumer. We estimate there are more than 40 million uninsured and underinsured people in this country. Larger and better capitalized insurance companies also market insurance products to this market. Because of our lack of adequate capital, we have yet to demonstrate that we can effectively compete in this underserved market.

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Our medical accounts receivable credit card program is a novel program that provides a mechanism for medical practitioners to receive payments from customers that they may not otherwise collect from. We believe that few, if any, other companies offer this program to medical practices. Due to a lack of capital, we have been unable to launch this program. Should we become able to do so and demonstrate success, larger, better capitalized financial institutions or credit card companies will almost surely offer a similar program.

Sales of our healthcare insurance products have not yet reached the break-even point.

Because of a lack of capital, we have been unable to commence sales of our Medical Accounts Receivable Credit Card program. But we have commenced sales of our health insurance products. To date, our SpectraOne and HealthNext Programs have sold 1,440 policies that generate approximately $3,000 per month in revenue, Select Dental Plans have sold 1,286 policies that generate over $2,000 per month in revenue, Design Savers Plan sales commenced December 1, 2004 and have not generated any revenue to date and, lastly, Smart Solutions will begin sales in January 2005. The products are offered for sale through retail insurance brokerage firms that sell directly to the consumer. We presently require $15,000 of monthly revenue to break even. We are not yet there.

Our stock is a "penny stock," which inhibits trading in the stock and tends to depress the price of the stock.

Our common stock is listed on the OTC Bulletin Board. It currently trades at less than $5 a share, which makes it a "penny stock." This subjects broker-dealer firms to the following restrictions and strict regimen if they recommend the stock to customers that do not ordinarily buy or sell penny stocks:

•	the broker-dealer must first "reasonably determine" that transactions in penny stocks are suitable for a specific customer,
•	furnish the customers with a written statement setting forth the basis for this suitability determination,
•	obtain from the customer a written agreement to purchase shares of a specific penny stock, and
•	furnish the customer with a "risk disclosure document" that describes the way the penny stock market functions, the specific penny stock’s bid and ask price and the compensation to be paid by the customer to the broker-dealer and its salesperson if the customer buys the penny stock.

Because of these restrictions, which are cumbersome and time-consuming, many broker-dealer firms will not recommend our stock for purchase by their customers. There are many days when our common stock does not trade at all in the over-the-counter market. And, the spread between the quoted bid and ask prices is usually great. A shareholder's ability to resell our stock in the stock market can be limited, which itself can tend to further inhibit the creation of market interest in the stock and to act as a depressant on its price in the stock market. See "Penny Stock Regulations."

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Should a change in management seem necessary, it will be difficult or even impossible for the non-management stockholders to do this.

The company's officers and directors and their affiliates own approximately 77.6 percent of the common stock of the company and thereby are able to determine the outcome of any vote affecting the control of the company. Should present management not improve the performance of the company, there are no provisions for their forcible removal other than a majority vote by the shareholders. Members of management cannot be expected to vote for their removal if they do not consent to such.

We do not intend to pay dividends.

For the foreseeable future it is anticipated that any earnings that may be generated from operations of the company will be used to finance the growth of our company, and cash dividends will not be paid to holders of the common stock. Accordingly, any success of the company can be realized by its stockholders only by borrowing against their shareholdings or by selling their shares. Shares that secure a loan are subject to being sold by the lender during a drop in the market price of the stock that may be only temporary.

We indemnify most acts of our officers and directors.

Pursuant to the Nevada Business Corporation Act, under most circumstances the company’s officers and directors may not be held liable to the company or its stockholders for errors in judgment or other acts or omissions in the conduct of the company’s business unless such errors in judgment, acts or omissions constitute fraud, gross negligence or malfeasance. It is difficult under most circumstances for a shareholder to prove fraud, gross negligence or malfeasance. Accordingly, there is little recourse, other than selling their stock, for shareholders that suffer from the incompetence of management. This is particularly so with regard to our company, whose management today own 77.6 percent of the outstanding shares of common stock and cannot be forcibly removed against their will.

RISKS RELATED TO THIS OFFERING

The trading history of our stock suggests that we may not receive the full $6,000,000 under the common stock purchase agreement from the sale of the 6,000,000 shares registered herein.

The selling price of our common stock to Fusion Capital will have to average at least $1.00 per share for us to receive the maximum proceeds of $6.0 million without registering additional shares of common stock. Assuming a purchase price of $0.38 per share (the closing sale price of our stock on December 7, 2004) and the purchase by Fusion Capital of the full 6,000,000 shares under the common stock

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purchase agreement, proceeds to us would only be $2,800,000 unless we choose to register more shares which we have the right but not the obligation to do. $2,280,000 may not be sufficient to fully implement our business plan and we may need to register additional shares of our common stock which we have the right but not the obligation to do. And, the registration and sale of additional shares to Fusion Capital will cause additional dilution to other shareholders and likely act to depress the market price of our stock. While $2,280,000 would support current operations and allow us to implement some of our plans, it would be on a reduced scale. We estimate we will require a minimum of $3,000,000 to achieve any significant success. Fusion Capital’s sale of any shares it buys from the company may cause the price of our common stock to decline, which could result in our never receiving even $3,000,000, the minimum amount we believe we need to make a success of our credit card program.

Fusion Capital may sell none, some or all of the shares of common stock purchased from us at any time. The sale by Fusion Capital of a substantial number of shares of our common stock that it has purchased from us could cause the trading price of our common stock to decline. We have the right to require Fusion Capital to purchase from us $10,000 worth of our common stock each trading day provided our stock price equals or exceeds $0.10. Further, we cannot require Fusion Capital to purchase any shares of our common stock on any trading days that the market price of our common stock is less than $0.10. Should the price of our common stock decline it may be more difficult for us to raise capital from any sources and we may not elect to sell shares of our common stock to Fusion Capital.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by selling stockholders. We will receive no proceeds from the sale of shares of common stock in this offering, and we will pay the costs of registering these shares. However, we may receive up to $6.0 million in proceeds from the sale of our common stock to Fusion Capital under the common stock purchase agreement, and we may receive up to $757,500 from the exercise by the other selling stockholders of the 1,515,000 warrants held by them. Any proceeds from Fusion Capital we receive under the common stock purchase agreement and through the exercise of the warrants will be used in the set-up costs associated with our Medical Accounts Receivable Credit Card Program, for working capital and general corporate purposes.

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THE FUSION CAPITAL TRANSACTION

General

On October 14, 2004, we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC pursuant to which Fusion Capital agreed to purchase on each trading day during the term of the agreement, $10,000 of our common stock or an aggregate of $6.0 million. The $6.0 million of common stock is to be purchased over a 30 month period. The purchase price of the shares of common stock will be equal to a price based upon the future market price of the common stock without any fixed discount to the market price. Fusion Capital does not have the right or the obligation to purchase shares of our common stock in the event that the price of our common stock is less than $0.10.

We have authorized the sale and issuance of 6,000,000 shares of our common stock to Fusion Capital under the common stock purchase agreement of which we have registered 6,000,000. We estimate that the maximum number of shares we will sell to Fusion Capital under the common stock purchase agreement will be 6,000,000 shares (exclusive of 1,204,013 shares issued to Fusion Capital as the commitment fee and 100,000 shares issued to Fusion Capital to reimburse it for expenses incurred in connection with the execution of the Common Stock Purchase Agreement) assuming Fusion Capital purchases all $6.0 million of common stock.

Purchase Of Shares Under The Common Stock Purchase Agreement

Under the common stock purchase agreement, on each trading day Fusion Capital is obligated to purchase a specified dollar amount of our common stock. Subject to our right to suspend such purchases at any time, and our right to terminate the agreement with Fusion Capital at any time, each as described below, Fusion Capital shall purchase on each trading day during the term of the agreement $10,000 of our common stock. This daily purchase amount may be decreased by us at any time. We also have the right to increase the daily purchase amount at any time, provided however, we may not increase the daily purchase amount above $10,000 unless our stock price is above $0.50 per share for five consecutive trading days. The purchase price per share is equal to the lesser of:

•	the lowest sale price of our common stock on the purchase date; or

•	the average of the three (3) lowest closing sale prices of our common stock during the twelve (12) consecutive trading days prior to the date of a purchase by Fusion Capital.

The purchase price will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the trading days in which the closing bid price is used to compute the purchase price. Fusion Capital may not purchase shares of our common stock under the common stock purchase agreement if Fusion Capital, together with its affiliates, would beneficially own more than 9.9% of our common stock outstanding at the time of the purchase by Fusion Capital. However, even though Fusion Capital may not receive additional shares of our common stock in the event that the 9.9% limitation is ever reached, Fusion Capital is

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still obligated to pay to us $10,000 on each trading day, unless the common stock purchase agreement is suspended, an event of default occurs or the agreement is terminated. Under these circumstances, Fusion Capital would have the right to acquire additional shares in the future should its ownership subsequently become less than the 9.9%. Fusion Capital has the right at any time to sell any shares purchased under the common stock purchase agreement which would allow it to avoid the 9.9% limitation. Therefore, we do not believe that Fusion Capital will ever reach the 9.9% limitation.

The following table sets forth the amount of proceeds we would receive from Fusion Capital from the sale of shares of our common stock offered by this prospectus at varying purchase prices:

Assumed		Percentage Outstanding	Proceeds from the Sale of
Average	Number of Shares to be	After Giving Effect to the	Shares to Fusion Capital Under the
Purchase Price	Issued if Full Purchase	Issuance to Fusion Capital(1)	Common Stock Purchase Agreement
$0.10	6,000,000	22.4	$ 600,000
$0.20(2)	6,000,000	22.4	$1,200,000
$0.50	6,000,000	22.4	$3,000,000
$1.00	6,000,000	22.4	$6,000,000
$1.50	4,000,000	16.1	$6,000,000
$2.00	3,000,000	12.6	$6,000,000
____________________

(1)         Based on 20,818,084 shares outstanding as of October 19, 2004. Includes the issuance of 1,204,013 shares of common stock issuable to Fusion Capital as a commitment fee, 100,000 shares issued to Fusion Capital for reimbursement of its expenses in connection with the Common Stock Purchase Agreement and the number of shares issuable at the corresponding assumed purchase price set forth in the adjacent column.
(2)          Closing sale price of our common stock on October 18, 2004.

We estimate that we will issue no more than 7,304,013 shares to Fusion Capital, including the shares issued as a commitment fee and expense reimbursement. We have the right to terminate the agreement without any payment or liability to Fusion Capital at any time, including in the event that more than 7,304,013 shares are issuable to Fusion Capital under the common stock purchase agreement.

Minimum Purchase Price

We have the right to set a minimum purchase price ("floor price") at any time. Currently, the floor price is $0.25. We can increase or decrease the floor price at any time upon one trading day prior notice to Fusion Capital. However, the floor price cannot be less than $0.10. Fusion Capital shall not have the right nor the obligation to purchase any shares of our common stock in the event that the purchase price is less than the then applicable floor price.

Our Right To Suspend Purchases

We have the unconditional right to suspend purchases at any time for any reason effective upon one trading day’s notice. Any suspension would remain in effect until our revocation of the suspension. To the extent we need to use the cash proceeds of the sales of common stock under the common stock purchase agreement for working capital or other business purposes, we do not intend to restrict purchases under the common stock purchase agreement.

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Our Right To Increase and Decrease the Daily Purchase Amount

Under the common stock purchase agreement Fusion Capital has agreed to purchase on each trading day during the 30 month term of the agreement, $10,000 of our common stock or an aggregate of $6.0 million. We have the unconditional right to decrease the daily amount to be purchased by Fusion Capital at any time for any reason effective upon one trading day’s notice. In our discretion, we may elect to sell more of our common stock to Fusion Capital than the minimum daily amount.

We also have the right to increase the daily purchase amount as the market price of our common stock increases. Specifically, for every $.10 increase in Threshold Price above $.40, the Company shall have the right to increase the daily purchase amount by up to an additional $2,500. For example, if the Threshold Price is $.60 we would have the right to increase the daily purchase amount to up to an aggregate of $15,000. The "Threshold Price" is the lowest sale price of our common stock during the five trading days immediately preceding our notice to Fusion Capital to increase the daily purchase amount. If at any time during any trading day the sale price of our common stock is below the Threshold Price, the applicable increase in the daily purchase amount will be void.

Our Termination Rights

We have the unconditional right at any time for any reason to give notice to Fusion Capital terminating the common stock purchase agreement. Such notice shall be effective one trading day after Fusion Capital receives such notice.

Effect of Performance of the Common Stock Purchase Agreement on our Stockholders

All shares registered in this offering will be freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to 30 months from the date of this prospectus. The sale of a significant amount of shares registered in this offering at any given time could cause the trading price of our common stock to decline and to be highly volatile. Fusion Capital may ultimately purchase all of the shares of common stock issuable under the common stock purchase agreement, and it may sell some, none or all of the shares of common stock it acquires upon purchase. Therefore, the purchases under the common stock purchase agreement may result in substantial dilution to the interests of other holders of our common stock. However, we have the right at any time for any reason to: (1) reduce the daily purchase amount, (2) suspend purchases of the common stock by Fusion Capital and (3) terminate the common stock purchase agreement.

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No Short-Selling or Hedging by Fusion Capital

Fusion Capital has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the common stock purchase agreement.

Events of Default

Generally, Fusion Capital may terminate the common stock purchase agreement without any liability or payment to the Company upon the occurrence of any of the following events of default:

•	the effectiveness of the registration statement of which this prospectus is a part of lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to Fusion Capital for sale of our common stock offered hereby and such lapse or unavailability continues for a period of ten (10) consecutive trading days or for more than an aggregate of thirty (30) trading days in any 365-day period;

•	suspension by our principal market of our common stock from trading for a period of three consecutive trading days;

•	the de-listing of our common stock from our principal market provided our common stock is not immediately thereafter trading on the Nasdaq National Market, the Nasdaq National SmallCap Market, the New York Stock Exchange or the American Stock Exchange;

•	the transfer agent‘s failure for five trading days to issue to Fusion Capital shares of our common stock which Fusion Capital is entitled to under the common stock purchase agreement;

•	any material breach of the representations or warranties or covenants contained in the common stock purchase agreement or any related agreements which has or which could have a material adverse affect on us subject to a cure period of ten trading days; or

•	any participation or threatened participation in insolvency or bankruptcy proceedings by or against us.

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Commitment Shares Issued to Fusion Capital

Under the terms of the common stock purchase agreement Fusion Capital has received 1,204,013 shares of our common stock as a commitment fee. Unless an event of default occurs, these shares must be held by Fusion Capital until 30 months from the date of the common stock purchase agreement or the date the common stock purchase agreement is terminated. We have also issued 100,000 shares of common stock to Fusion Capital to reimburse it for its expenses in connection with the Common Stock Purchase Agreement.

No Variable Priced Financings

Until the termination of the common stock purchase agreement, we have agreed not to issue, or enter into any agreement with respect to the issuance of, any variable priced equity or variable priced equity-like securities unless we have obtained Fusion Capital’s prior written consent.

SELLING STOCKHOLDERS

The following table presents information regarding the selling stockholders. Other than as noted by a footnote, no selling stockholder nor any of its affiliates has held a position or office, or had any other material relationship, with us.

				Percentage of
		Percentage of		Outstanding
	Shares	Outstanding		Shares
	Beneficially	Shares Beneficially	Shares To Be	Beneficially
	Owned Before	Owned Before	Sold In The	Owned
Selling Stockholder	Offering	Offering	Offering	After Offering

Fusion Capital Fund II, LLC (1)(2)	1,304,013	6.3	7,304,013	0

Albert Welsh(3)	50,000		50,000	0

David Bray(3)	50,000		50,000	0

Sherwood Lee Wallace(3)	50,000		50,000	0

Sid L. Anderson(4)	225,000		225,000	0

Kiowa Oil Company(5)	25,000	*	25,000	0

Southwest Products Corporation(5)	25,000	*	25,000	0

Gary E. Bryant, Custodian for Chase Palm(5)	25,000	*	25,000	0

Gary E. Bryant, Custodian for Brent M. Zechiel (5)	25,000	*	25,000	0

Gary E. Bryant, Custodian for Preston Palm(5)	25,000	*	25,000	0

Julie M. Bryant (5)	25,000	*	25,000	0

Suzanne V. Bryant, Custodian for Donald Joseph Grimes (5)	25,000	*	25,000	0

Suzanne V. Bryant, Custodian for Carson Paul Jones(5)	25,000	*	25,000	0

Suzanne V. Bryant, Custodian for Caden Alexander Jones(5)	25,000	*	25,000	0

Suzanne V. Bryant, Custodian for John A. Kerr (5)	25,000	*	25,000	0

J.A. Anderson (5)	25,000	*	25,000	0

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John Song(5)	25,000	*	25,000	0

Cindi Song (5)	25,000	*	25,000	0

Marilyn C. Kenan, Trustee, Marilyn C. Kenan Trust(9)	125,000	*	125,000	0

Frank Hickey(6)	50,000	*	50,000	0

Jenel A. Anderson-Frahm (7)	250,000	*	250,000	0

Christopher R. Snyder(5)	25,000	*	25,000	0

Derek R. Horn(6)	50,000	*	50,000	0

Renee Varela(6)	50,000	*	50,000	0

Margaret R. Bryant(5)	25,000	*	25,000	0

Aaron Shrira(5)	25,000	*	25,000	0

John Hudson(5)	25,000	*	25,000	0

Janet S. Hudson(6)	50,000	*	50,000	0

Virginia Cobb(6)	50,000	*	50,000	0

Mike McGuire(6)	50,000	*	50,000	0

Joe R. Love(5)	25,000	*	25,000	0

Wachovia Securities C/F FBO Stephen B. English (7)	250,000		250,000	0

Louise Horn(5)	25,000	*	25,000	0

NFS LLC/FMTC FBO Wayne M. Hamersly (8)	375,000	*	375,000	0

Frank Hickey (5)	25,000	*	25,000	0

Richard A. Good (5)	25,000	*	25,000	0

Robert V. Torsberg(5)	25,000	*	25,000	0

Martha B. Jarrett(5)	25,000	*	25,000	0

Shoulda Partners, LP(10)	625,000	*	625,000	0

Sandra Kaye Brogden(6)	50,000	*	50,000	0

____________________

*    Less than 1 percent.

(1)
As of the date hereof, 1,204,013 shares of our common stock have been acquired by Fusion Capital under the common stock purchase agreement as "commitment shares" and 100,000 shares were acquired to reimburse it for its expenses in connection with the common stock purchase agreement. Fusion Capital may acquire up to an additional 6,000,000 shares under the common stock purchase agreement and this prospectus. Percentage of outstanding shares is based on 20,818,084 shares of common stock outstanding as of the date hereof together with (i) 6,000,000 additional shares of common stock that may be acquired by Fusion Capital from us under the common stock purchase agreement and this prospectus after the date hereof and (ii) 1,505,000 additional shares of common stock that may be acquired through exercise of the warrants held by the other selling stockholders - for a total of 28,323,084 shares. Fusion Capital may not purchase shares of our common stock under the common stock purchase agreement if Fusion Capital, together with its affiliates, would beneficially own more than 9.9% of our common stock outstanding at the time of the purchase by Fusion Capital. However, even though Fusion Capital may not receive additional shares of our common stock in the event that the 9.9% limitation is ever reached, Fusion Capital is still obligated to pay to us $10,000 on each trading day, unless the common stock purchase agreement is suspended, an event of default occurs or the agreement is terminated. Under these circumstances, Fusion Capital would have the right to acquire additional shares in the future should its ownership subsequently become less than the 9.9%. Fusion Capital has the right at any time to sell any shares purchased under the common stock purchase agreement which would allow it to avoid the 9.9% limitation. Therefore, we do not believe that Fusion Capital will ever reach the 9.9% limitation.

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(2)	Steven G. Martin and Joshua B. Scheinfeld, the principals of Fusion Capital, are deemed to be beneficial owners of all of the shares of common stock owned by Fusion Capital. Messrs. Martin and Scheinfeld have shared voting and disposition power over the 7,304,013shares being offered under this prospectus by Fusion Capital.
(3)	Advisory director of our company.
(4)	Mr. Anderson has consulted with our company concerning strategies for increasing the company’s capital.
(5)	Includes 15,000 shares underlying warrants, including 5,000 shares exercisable at $.25, 5,000 shares exercisable at $.50, and 5,000 shares exercisable at $.75. The warrants are exercisable until September 1, 2006
(6)	Includes 30,000 shares underlying warrants, including 10,000 shares exercisable at $.25, 10,000 shares exercisable at $.50, and 10,000 shares exercisable at $.75. The warrants are exercisable until September 1, 2006
(7)	Includes 225,000 shares underlying warrants, including 75,000 shares exercisable at $.25, 75,000 shares exercisable at $.50, and 75,000 shares exercisable at $.75. The warrants are exercisable until September 1, 2006
(8)	Includes 150,000 shares underlying warrants, including 50,000 shares exercisable at $.25, 50,000 shares exercisable at $.50, and 50,000 shares exercisable at $.75. The warrants are exercisable until September 1, 2006
(9)	Includes 75,000 shares underlying warrants, including 25,000 shares exercisable at $.25, 25,000 shares exercisable at $.50, and 25,000 shares exercisable at $.75. The warrants are exercisable until September 1, 2006
(10)	Includes 375,000 shares underlying warrants, including 125,000 shares exercisable at $.25, 125,000 shares exercisable at $.50, and 125,000 shares exercisable at $.75. The warrants are exercisable until September 1, 2006

PLAN OF DISTRIBUTION

The common stock offered by this prospectus is being offered by Fusion Capital Fund II, LLC, a selling stockholder, and other selling stockholders, all of whom are listed above under the heading "Selling Stockholders." The common stock may be sold or distributed from time to time by the selling stockholders directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this Prospectus may be effected in one or more of the following methods:

•	ordinary brokers’ transactions;
•	transactions involving cross or block trades;
•	through brokers, dealers, or underwriters who may act solely as agents
•	"at the market" into an existing market for the common stock;
•	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;
•	in privately negotiated transactions; or
•	any combination of the foregoing.

In order to comply with the securities laws of states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.
Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling shareholder or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

Fusion Capital is an underwriter and the other selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act.

Neither we nor any of the selling stockholders can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between any of the selling stockholders, any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this Prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling stockholder and any other required information.

We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents. We have also agreed to indemnify Fusion Capital and related persons against specified liabilities, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

Fusion Capital and its affiliates have agreed not to engage in any direct or indirect short selling or hedging of our common stock during the term of the common stock purchase agreement.

We have advised each of Fusion Capital and the other selling stockholders that while it is engaged in a distribution of the shares included in this Prospectus it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who

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participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this Prospectus.

This offering will terminate on the date that all shares offered by this Prospectus have been sold by the selling stockholders.

LEGAL PROCEEDINGS

Neither KingThomason Group nor any of its property is a party to or the subject of a pending legal proceeding.

We are unaware of any proceeding that a governmental authority is contemplating that would involve us or any of our property.

We are unaware of any material proceeding to which any director, officer or affiliate of the company, any owner of record or beneficially of more than five percent of any class of voting securities of the company, or security holder is a party adverse to the company or has a material interest adverse to the company.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Set forth below are the names and terms of office of each of the directors, executive officers and significant employees of the KingThomason Group and of its subsidiaries and a description of the business experience of each.

The KingThomason Group, Inc. (the Nevada holding company)

Person	Office	Office Held Since	Term of Office
T.E. King III, 36	President, Chief Financial Officer and Director	7-00 7-00 7-00	6-05 6-05 6-05
Hume A. "Tom" Thomason, 62	Secretary and Director	7-00 7-00	6-05 6-05
William T. Walker, Jr., 67	Director	4-02	6-05

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KingThomason, Inc. (California)

Person	Office	Office Held Since	Term of Office
T.E. King III, 36	Chief Financial Officer, Secretary and Director	9-98 9-98 9-98 9-98	6-05 6-05 6-05 6-05
Hume A. "Tom" Thomason, 62	President, Director	9-98	6-05

KingThomason Financial Services, Inc.

Person	Office	Office Held Since	Term of Office
Hume A. "Tom" Thomason, 62	Director	4-99	6-05
T.E. King III, 36	Chief Financial Officer, Secretary and Director	4-99 4-99 4-99	6-05 6-05 6-05

KingThomason Credit Cards Services, Inc.

Person	Office	Office Held Since	Term of Office
Hume A. "Tom" Thomason, 62	Director	1-00	6-05
T.E. King III, 36	President, Chief Financial Officer, Secretary and Director	1-00 1-00 1-00 1-00	6-05 6-05 6-05 6-05
Richard Michel, 63	Director	1-01	6-05

Business Experience:

Thomas "Tim" King. Mr. King received a bachelor-of-science degree in business administration in 1990 at the University of Southern California. From July 1990 until January 1992 he was a representative of Amplicon Financial, Inc. of Santa Ana, California, a company that leased high-tech hardware and software systems. From January 1992 until July 1992 he was a representative of his father’s investment banking company, King & Associates of Los Angeles. From July 1992 until September 1993 he was a foreign exchange department manager of Tokyo International Investments, Ltd. of San Francisco, California. From September 1993 until April 1996 he was a co-founder, director and vice president of G-5 Global Investments of San Francisco, California, a private hedge fund active in the currency markets. From April 1996 until May 1998 he was a district manager of SunAmerica Securities, Inc. of Concord, California, a securities market financial consulting firm. In May 1998 he co-founded KingThomason, Inc. of San Ramon, California and has served as a director and its president since its inception. Mr. King devotes 100 percent of his time to the business of KingThomason.

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Hume A. (Tom) Thomason. Mr. Thomason received a bachelor-of-science degree in 19-65 from Arizona State University. He subsequently pursued graduate studies at the University of Southern California and attended extension courses at LaSalle University and management courses at Harvard College. From 1977 until 1981 he was a vice president of new business development of Angelo, Hawkins & Thomason of Sacramento, California, a property, casualty and life insurance agency. From 1981 until 1983 he was vice president of marketing of Thomas Underly Development Company of Sacramento, California, a commercial real estate development company. From 1984 until 1986 he was an independent insurance agent in Orange County, California, and sold commercial property and casualty, benefits, pension and life insurance products to commercial accounts he developed. From 1987 until 1991 he sold the same type of insurance products to new corporate clients for Sedgwick James and RBH Insurance Brokers of Los Angeles, California. From 1991 until 1994 he was again an independent insurance agent selling the same types of insurance products out of his offices in Los Angeles, California. From 1994 until 1997 he was the vice president of marketing and sales of America China Enterprises, Inc. of San Ramon, California, a company that sells a portfolio of insurance products and financial services in California and in foreign markets. In 1998 he co-founded KingThomason, Inc. and has served as a director and its corporate secretary since its inception. Mr. Thomason devotes 100 percent of his time to the business of KingThomason.

William T. Walker Jr. - Board of Directors. Bill Walker is an outside director with extensive experience in the investment banking and corporate management arena. During his career he has run his own investment-banking firm, Walker Associates. Additionally, he has served as Executive Vice President, Manager Investment Banking, Member of the Board and Executive Committee, Chairman of the Underwriting Committee at BATEMAN EICHLER, HILL RICHARDS, Partner, Manager of the Syndicate Department and Supervisor of the Institutional Department in the New York headquarters for GLORE FORGAN, WILLIAM R. STAATS & CO. He has been directly involved with and responsible for the financial planning, direction and performance of both the Corporate Finance Departments and the Syndicate Departments. He has consulted with corporations in preparation for public and private offerings and private financing as well as assisted public companies with their financial public relations. He holds a degree from Stanford University, Palo Alto California and Culver Military Academy, Culver Indiana. He also served in the United States Air Force and California Air National Guard. Mr. Walker serves as a director of the following companies that file periodic reports with the Securities and Exchange Commission: Health Sciences Group, Inc.; Supra Life International; Stone Mountain Holdings; Desert Health Products, Inc.; and Didig Technologies.

Richard Michel. Mr. Michel has over 27 years of professional experience in the health insurance industry. After graduating from Syracuse University with a degree in business, he was employed as a medical claims administrator from 1974 to 1988. From 1988 to 1994 he was employed by Ventura County Foundation for Medical Care (California) as its director of marketing and public relations with regard to its managed care and related programs for over 40,000 insured members. From 1994 to the present he has served as the chief executive officer of Ventura County Foundation for Medical Care (California) and coordinated managed care programs serving over 1,500 health care providers. From 1995 to the present he has served also as the chief executive officer of Los Angeles Foundation for Medical Care (California) and

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coordinated managed care programs serving over 10,000 health care providers. From 1995 to the present he has served also as president of Cal-Centurion Management Insurance Company of Ventura, California and managed its operations with regard to group, individual, fully insured and self-insured health care programs as well as directing its physicians group networks and risk sharing programs. From 1995 to the present he has also served as president of Ventura Insurance Administrators of Ventura, California and served as a third party administrator for local, statewide and national health insurance employer groups. In January 2001 he joined KingThomason as a director of KingThomason Credit Card Services, Inc. Mr. Michel devotes 50 percent of his time to the business of KingThomason.

No executive officer, director, person nominated to become a director, promoter or control person of our company has been involved in legal proceedings during the last five years such as

•	bankruptcy,

•	criminal proceedings (excluding traffic violations and other minor offenses), or

•	proceedings permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities.

Nor has any such person been found by a court of competent jurisdiction in a civil action, or the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

SECURITIES OWNERSHIP OF BENEFICIAL OWNERS
AND MANAGEMENT

The following table shows information as of September 30, 2004 with respect to each beneficial owner of more than five percent of each class of voting stock of KingThomason Group, and to each of the officers and directors of KingThomason Group individually and as a group:

	Common Stock		Series A Preferred Stock(1)
	No. of Shares	% of Class	No. of Shares	% of Class

T.E. King III 2600 Old Crow Canyon Road, Suite 201 San Ramon, CA 94583	6,593,464(2)	30.5	1,000,000(1)	50

Hume A. ("Tom") Thomason 2600 Old Crow Canyon Road, Suite 201 San Ramon, CA 94583	5,993,463(2)	27.7	1,000,000(1)	50

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Richard Michel 1275-4 Sea Cliff Court Ventura, CA 93003	131,062	0.6	0	0

William T. Walker, Jr. P. O. Box 10684 Beverly Hills, CA 90213	150,000(3)	0.7	0	0

Officers and Directors as a Group (4 persons)	12,867,989	59.2	2,000,000	100

Fusion Capital Fund II, LLC	1,304,013(4)	6.3	0	0
222 Merchandise Mart Plaza, Suite 9-112
Chicago, IL 60654

(1)	The shares of Series A Preferred Stock are entitled to 10 votes a share on all matters voted upon by the stockholders of KingThomason Group. Each 2 shares of such Preferred Stock are convertible by the holder at any time into 1 share of Common Stock.
(2)	Includes 800,000 shares of Common Stock this person does not own but has the right to acquire within 60 days through the exercise of 300,000 stock options and the conversion of 1,000,000 shares of Series A Preferred Stock into 500,000 shares of Common Stock.
(3)	Includes 100,000 shares of Common Stock this person does not own but has the right to acquire within 60 days through the exercise of 100,000 stock options.
(4)
As of the date hereof, 1,204,013 shares of our common stock have been acquired by Fusion Capital under the common stock purchase agreement as "commitment shares" and 100,000 shares were acquired to reimburse it for its expenses in connection with the common stock purchase agreement. Steven G. Martin and Joshua B. Scheinfeld, the principals of Fusion Capital, are deemed to be beneficial owners of all of the shares of common stock owned by Fusion Capital.

There are no arrangements which may result in a change in control of the company.

DESCRIPTION OF SECURITIES

The company is authorized to issue 100 million shares of common stock, $0.001 par value, and 10 million shares of preferred stock, $0.001 par value. The presently outstanding 20,818,084 shares of common stock and 2,000,000 shares of Series A Convertible, Voting Preferred Stock are fully paid and nonassessable.

Common Stock

Voting Rights. Holders of shares of common stock are entitled to one vote a share on all matters submitted to a vote of the stockholders. Shares of common stock do not have cumulative voting rights, which mean that the holders of a majority of the shareholder votes eligible to vote and voting for the election of the board of directors can elect all members of the board of directors.

  Dividend Rights. Holders of record of shares of common stock are entitled to receive dividends when and if declared by the board of directors out of funds of the company legally available therefor.

Liquidation Rights. Upon any liquidation, dissolution or winding up of the company, holders of shares of common stock are entitled to receive pro rata all of the assets of the company available for distribution to stockholders after distributions are made to the holders of the company's preferred stock.

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Preemptive Rights. Holders of common stock do not have any preemptive rights to subscribe for or to purchase any stock, obligations or other securities of the company.

Registrar and Transfer Agent. The company's registrar and transfer agent is Securities Transfer Corporation, 2591 Dallas Parkway, Suite 102, Frisco, TX 75034.

Dissenters' Rights. Under current Nevada law, a shareholder is afforded dissenters' rights which, if properly exercised, may require the company to purchase his shares. Dissenters' rights commonly arise in extraordinary transactions such as

s	mergers,

s	consolidations,

s	reorganizations,

s	substantial asset sales,

s	liquidating distributions, and
s	amendments to the company's certificate of incorporation.

Change of Control. There are no provisions in the charter or bylaws that would delay, defer or prevent a change in control of our company.

Preferred Stock

The company is also authorized to issue 10 million shares of preferred stock, $0.001 par value.

The preferred stock or any series of preferred stock has no qualities or preferences over the common stock until the board of directors acts. The board can designate discreet series of the preferred stock. By board resolution it can carve out a series of preferred stock with specific qualities or preferences.

Series A Preferred Stock

We have authorized and issued 2,000,000 shares of Series A Convertible, Voting Preferred Stock, which stock -

•	is voting and is entitled to 10 votes a share in all matters submitted to a vote of all stockholders,

•	does not carry preemption rights,

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•	is convertible by the holder at any time, one share of preferred stock into one-half share of common stock, and, until converted, to have the same dividend rights as one share of common stock,

•	automatically converts into common stock at such time as the initial holder shall transfer the preferred shares to a third person or leaves the employ of the company, and

•	has no preference over the company's common stock in the event of the liquidation and dissolution of the company.

Warrants

In connection with the sale of 1,385,000 shares of common stock in non-public offerings during the period from May 4, 2004 to September 1, 2004, we issued 1,515,000 common stock purchase warrants. The warrants are in three series, as follows:

•	505,000 A Warrants, each exercisable at $0.25 through September 1, 2006,
•	505,000 B Warrants, each exercisable at $0.50 through September 1, 2006, and
•	505,000 C Warrants, each exercisable at $0.75 through September 1, 2006.

This Prospectus registers for resale the 1,515,000 shares of common stock reserved for issuance upon the exercise of the common stock purchase warrants.

INTEREST OF NAMED EXPERTS AND COUNSEL

Thomas J. Kenan is named in the registration statement of which this prospectus is a part as having given an opinion on the validity of the offered securities. He is the record and beneficial owner of 156,529 shares of common stock of our company. His spouse, Marilyn C. Kenan, is the trustee and sole beneficiary of the Marilyn C. Kenan Trust, which is the record owner of 71,019 shares of common stock of the company. Mr. Kenan disavows any beneficial interest in the shares owned of record by such trust.

INDEMNIFICATION

Under Nevada corporation law, a corporation is authorized to indemnify officers, directors, employees and agents who are parties or threatened to be made parties to any civil, criminal, administrative or investigative suit or proceeding by reason of the fact that they are or were a director, officer, employee or agent of the corporation or are or were acting in the same capacity for another entity at the request of the corporation. Such indemnity includes reasonable expenses (including attorneys' fees), judgments, fines and amounts paid in settlement if they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. However, such indemnity shall not apply on account of -

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•	acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law;
•	unlawful distributions; or
•	any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property, or services to which the director was not legally entitled.

With respect to any criminal action or proceeding, these same indemnification authorizations apply if these persons had no reasonable cause to believe their conduct was unlawful.

In the case of any action by the corporation against such persons, the corporation is authorized to provide similar indemnification. But, if any such persons should be adjudged to be liable for negligence or misconduct in the performance of duties to the corporation, the court conducting the proceeding must determine that such persons are nevertheless fairly and reasonably entitled to indemnification.

To the extent any such persons are successful on the merits in defense of any such action, suit or proceeding, Nevada law provides that they shall be indemnified against reasonable expenses, including attorney fees. A corporation is authorized to advance anticipated expenses for such suits or proceedings upon an undertaking by the person to whom such advance is made to repay such advances if it is ultimately determined that such person is not entitled to be indemnified by the corporation.

Indemnification and payment of expenses provided by Nevada law are not deemed exclusive of any other rights by which an officer, director, employee or agent may seek indemnification or payment of expenses or may be entitled to under any bylaw, agreement, or vote of stockholders or disinterested directors. In such regard, a Nevada corporation behalf of any person who is or was a director, officer, employee or agent of the corporation.

As a result of such corporation law, KingThomason Group may, at some future time, be legally obligated to pay judgments (including amounts paid in settlement) and expenses in regard to civil or criminal suits or proceedings brought against one or more of its officers, directors, employees or agents, as such.

Because our principal officers are in California, we may be limited by Section 2115 of the California General Corporation Laws in our ability to indemnify our officers, directors, employees or other agents to circumstances where such indemnity is authorized by -

•	a majority vote of a quorum or our board of directors consisting of directors who are not party to the proceedings;
•	approval of our stockholders, with the shares owned by the person to be indemnified not being entitled to vote thereon; or

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•	a court in which the proceeding is or was pending upon application by designated parties.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions or otherwise, the company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

Business Development.

The KingThomason Group, Inc. was incorporated in Nevada on November 8, 2000. On December 7, 2001 it was the surviving corporation in a merger between it and KingThomason, Inc., which was incorporated in Nevada on July 21, 2000, after nearly three years of planning and product development by its founders, Tom Thomason and T.E. ("Tim") King III. Until December 31, 2000 the founders of KingThomason, Inc. operated through Subchapter S corporations that were created since 1998 and owned the different products and programs that have been developed. (A Subchapter S corporation is a small business corporation whose income, with some exceptions, is not taxed at the corporate level but is passed through and taxed to its stockholders.) On December 31, 2000 the interests of the founders in these Subchapter S corporations were transferred to KingThomason, Inc., which thereby owned 100 percent of the equity in each of its ten subsidiaries. The Subchapter S status of all the corporations in the group was terminated, and on December 7, 2001, the merger between The KingThomason Group, Inc. and KingThomason, Inc. was effected. The historical financial statements of the post-merger company are those of KingThomason, Inc.

Our Business.

We have two divisions -

•	one that offers our proprietary program, based on a credit card, that enables physicians and hospitals to recover delinquent medical fees, and
•	one that markets healthcare insurance products, on a wholesale basis, to retail insurance brokerage firms that offer the products to the large number of underinsured and uninsured people in America.

The TotalCare Medical Accounts Receivable Credit Card Program is our product that recovers delinquent medical receivables. Our healthcare insurance products are our SpectraOne and HealthNext Basic Major Medical Plans, Design Savers Guaranteed Issue Medical Discount Plan, Select Dental Plan and, soon, our Smart Solutions Hospital Indemnity Plan.

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The credit card program is fully operational and ready to commence operations. It will generate revenue by retaining a percentage of the medical bills that it recovers. To date the program has not issued any credit cards and does not generate revenue.

With regard to our healthcare products, we operate as a Master General Insurance Agency that wholesales our insurance products to retail insurance agencies that, in turn, offer the products for sale to consumers. The three healthcare products currently being sold generate revenue to us in the form of a commission that is paid monthly for each policy that is active that month. To date the SpectraOne and HealthNext Programs have sold 1,440 policies that generate approximately $3,000 per month in commission revenue, Select Dental Plans have sold 1,286 policies that generate over $2,000 per month in commission revenue, Design Savers Plan sales commenced December 1, 2004 and have not generated any commission revenue to date and lastly, as stated previously, Smart Solutions is anticipated to begin sales in January 2005. We intend to continue to market the current products we have available as well as Smart Solutions when it becomes available in January 2005.

The following is a brief description of our two divisions:

1.    TotalCare Medical Accounts Receivable Credit Card Program

The TotalCare Medical Accounts Receivable Credit Card Program is designed to help physicians and hospitals recover a significant portion of their private-pay medical accounts receivables that are going unrecovered each year. Participating physicians and hospitals offer a delinquent payer a MasterCard credit card that gives the patient a flexible means to pay down their medical bills monthly over time. As the receivables are recovered, the physician or hospital is returned 70% of what is recovered up to a total of 70% of the original receivable. KingThomason retains the remaining 30%. The program offers a solution that will recover a higher percentage of accounts receivable in less time than traditional collection agencies. It costs the physicians less and is expected to repatriate the patients with their physicians. We are just beginning to market this Program. To date we have realized no revenues from this segment of our business.

The rollout and implementation of the program will entail three basic steps. First, the receivables will begin to be accumulated from the medical providers and their respective organizations with whom we have contracted. We will be working with medical billing companies, medical insurance receivable financing companies, medical associations and independent brokers across the country in acquiring the receivables. Secondly, the patients will be contacted and offered the credit card by CrediTrends, our strategic partner in the marketing and fulfillment, who sends out a direct mail piece and then contacts them directly with the credit card offer. The patients are offered the card as a vehicle to enable them to pay off their outstanding medical bills. If the card is accepted KingThomason instructs CrediTrends to have the credit card issued to the patient through CrediTrends’ banking relationships. Thirdly, we manage the portfolio of credit cards to maximize the recovery of receivables for the physicians and hospitals.

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We have several material agreements in place to market the medical accounts receivable program. We have an agreement with the Los Angeles Foundation for Medical Care that provides for joint marketing efforts between the two of us. Together we will market the TotalCare medical accounts receivable credit card program to their member physician and hospital groups to help them recover their delinquent accounts receivables. We also have an agreement with Medical Capital Corporation that allows us to work with their clients that have delinquent, non-insurance covered medical expenses that are commonly called "self-pay" receivables. Medical Capital finances insurance-covered receivables and is working with us to provide their clients with our services that will help them recover their self-pay receivables.

2.    Healthcare Product Offerings

               SpectraOne and HealthNext Major Medical Insurance Plans

These two programs provide a basic major medical plan to an underserved market of uninsured people. It is affordable to a huge market that can’t pay for all-inclusive medical insurance but need more protection than a hospital-only plan with minimal coverage. With $2,000,000 in coverage, the plan offers an affordable alternative to little or no medical insurance. The plan features a simplified application, is easy for an agent to sell and costs, on average, only fifty percent of an all-inclusive medical insurance plan. The plans are provided by American Select Insurance Management Corporation.

Design Savers Guaranteed Issue Medical Discount Plan

The Design Savers Guaranteed Issue Medical Discount Plan is a proprietary discount medical plan that provides the plan member with deep discounts (30% to 70%) on medical services nationally. These services include services at acute care hospitals, skilled nursing facilities, primary and specialty care physicians, dental procedures, prescription drugs, chiropractic and eyewear.

      Select and First Choice Dental Plans

          The Select and First Choice Dental Plans are individual and group insured dental plans underwritten by SafeGuard Insurance Company. The plan features include an annual benefit of $1,000, no age limit, no waiting period on major dental work, more than 175 dental procedures covered and the rate is guaranteed for 12 months

Smart Solutions Hospital Indemnity Plan

The Smart Solutions Hospital Indemnity Plan is guaranteed issue hospital/medical insurance. The policy provides for stated limited benefits for hospital and medical costs and includes a discount component for physician costs. The plan provides for a wide range of

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benefits including hospital costs, ICU expenses, critical care cash benefit, surgical procedures, lab service, doctor office visits, disability income and prescription drug. This plan is expected to be available for sale in January 2005.

Media Transfer and Media Credits

      We entered into an agreement to purchase media credits at a discount as an opportunity to resell those medical credits at a profit to generate working capital. The media credits we acquired have a retail value or "rate card" value of $50 million. We purchased them for 809,242 shares of company stock in January 2004. We are currently in the process of re-selling them and hope to earn $5 million in net proceeds from their sale.

Revenue by Sectors. Our revenues from each of our subsidiaries during 2001, 2002, 2003 and to date for 2004 are as follows:

	2001	2002	2003	12/15/04
KingThomason, Inc.	$103,200	$8,744	$19,080	$54,446
KingThomason Financial Services	$85,715	$14,156	$670	$678
KingThomason Credit Card Services	$0	$0	$0	$0

Distribution Methods.

We distribute, or in some instances plan to distribute, our healthcare products through existing retail broker networks. We operate as a Master General Insurance Agency that wholesales insurance products to retail insurance agencies that ultimately sell to the consumer. The agencies and their respective agents and brokers are independent contractors that sell and promote our products and services as they feel appropriate for their clients. The agencies are paid a commission directly from the insurance company as they complete sales. The insurance companies take the responsibility to license and maintain proper documentation for the agents that sell our products, which means that we do not have the responsibility to do so.

We plan to distribute our medical-accounts-receivable credit card program through our marketing agreements with the Los Angeles Foundation for Medical Care and with Medical Capital Corporation. We will work jointly with them to promote the service to healthcare providers and ultimately to provide the credit card to their patients through our relationship with CrediTrends.

Competition.

Our Medical Accounts Receivable Credit Card Program was created by us and - to our knowledge - is unique and has no competition. Our HealthNext Basics Major Medical Plan is targeted to an underserved market of uninsured or underinsured people and competes with numerous other companies offering major medical insurance coverage.

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Dependence on Major Customers or Suppliers.

We are not dependent on one or a few customers.

Patents, Trademarks and Licenses.

We have a Trademark pending for the name SpectraOne, the name of our Basic Major Medical Plan and a Copyright Use Mark for TotalCare and TotalRecovery, our Medical Credit Card Program. We do not license any of the products we sell that are owned by other companies.

Government Approval of Principal Products or Services.
Because other companies provide the actual insurance that we incorporate into the products we sell, we are only required to be approved as an Agent in Good Standing by the insurance commissions where we sell these products. This approval process is taken care of by insurance companies, not their agents.

Developmental Expenses.

    To date we have spent approximately $1,500,000 over the last four years in development and implementation activities with regard to our products. We have worked to establish our agreements that enable us to have credit cards issued for use in our TotalCare medical accounts receivable program. We have worked to establish the agreements that enable us to market the program to the doctor and hospital groups. A lot of time and resources were additionally spent establishing the agreements that position us as a wholesale insurance marketer. None of this has been borne by our customers.

Environmental Laws.

We have no direct costs with regard to complying with environmental laws and regulations.

Employees.
At present we have 2 full-time employees. Thomas King is the President and CEO of KingThomason Group, Inc. and the TotalCare medical accounts receivable division. He runs the day-to-day operations of both entities. Hume Thomason is the Chairman of KingThomason Group, Inc. and the President of the Healthcare products division. He runs the day-to-day operations of the healthcare products division. They are both working under annual contracts that pay each of them $2,000 monthly.

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CrediTrends works with us to provide consulting services and to provide the ability for us to issue credit cards for our medical accounts receivable division. We pay it a $5,000 per month fee.

The insurance agencies and their agents that sell our healthcare products contract directly with the insurance companies. We do not have a complete list of all of the agents that have contracted to sell our products to date but we estimate it to be approximately 200. They are independent contractors that are paid directly by the insurance company.

Seasonality.

There is no seasonal aspect to our business.

Management’s Discussion and Analysis.

The following discussion and analysis should be read in conjunction with the financial statements and the accompanying notes thereto and is qualified in its entirety by the foregoing and by more detailed financial information appearing elsewhere. See "Financial Statements."

Results of Operations - Year ending 12/31/03 Compared to Year ending 12/31/02

King Thomason’s revenues for the fiscal year ended December 31, 2003 were slightly below those of the fiscal year ended December 31, 2002 - $19,750 in FY 2003 compared to $22,900 in FY 2002. The reasons for the slight decrease in revenues were two-fold - the general slowing of the economy and the effect it has had on the financial and insurance services industry. Secondly, when it became apparent that the prospects for the TotalRecovery Medical Accounts Receivable Credit Card Program and the HealthNext Basic Major Medical Plan were so compelling, management made a strategic decision to de-emphasize all other aspects of the Group and allocate all available resources and manpower toward developing these two products in an effort to bring them both to market at the earliest possible moment.

Operating expenses decreased 23 percent during FY 2003 as compared with FY 2002. Operating expenses decreased by $149,796 from $649,337 in FY 2002 to $499,541 in FY 2003.

KingThomason had a net loss of $536,593 for FY 2003, down from a net loss of $632,145 for FY 2002, a $95,552 decrease or a 15 percent decrease. We covered the loss with the sale of stock for $69,050 cash and an increase in accrued expenses of $371,977.

Interim Results of Operations - First Nine Months of FY 2004 Compared to First Nine Months of FY 2003
Our revenues of $84,153 for the first nine months of FY 2004 compare favorably with those of $6,776 in the first nine months of FY 2003. The principal reason for the increase was a better than expected performance of our healthcare insurance division. We received $60,000 in consulting fees associated with a consulting agreement with Intelli-Services, Inc. for the development of their marketing plan. We developed them a marketing plan to target their electronic document storage product to insurance companies and third-party administrators that process much of the insurance company administrative needs.

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          With this increase in revenues, we experienced a $393,171 or 74 percent increase in operating expenses during this nine-month period as compared to the first nine months in FY 2003. The reason for this increase in operating expenses was the issuance of stock related to consulting and other professional services afforded the Company as well as the higher costs attributable to the much higher revenues.
Our net loss from operations of $842.287 during the first nine months of FY 2004 represents a 60 percent increase in net operating loss from a $526,493 loss in the first nine months of FY 2003. While the net loss before income taxes was only $57,879 for the nine months of FY 2004, the operating loss was offset by non-operating income of $784,408 attributable primarily to a non-recurring item - an $825,002 gain on extinguishment of debt. The extinguishment of debt resulted from the restructuring of our agreement with CrediTrends. We had to carry on our books the non-cash accruing expense of the fees that were due CrediTrends under the original agreement. Upon the restructuring of the agreement, to remain in compliance with accounting standards, we had to recognize the debt that was being extinguished under the restructuring as a non-recurring, non-operating income of $825,002. Additionally, 500,000 shares of KingThomason Group stock were paid in consideration for the restructuring of the agreement.

Liquidity and Capital Resources.

We were not liquid with $2,822 cash on hand and $3,075 in prepaid expenses at fiscal 2003 year-end and current liabilities of $678,390 owed to unrelated parties. However, we had $99,459 in negative operating cash flow during 2003. We were able to maintain liquidity only by selling stock in the amount of $69,050. The $100,590 in current liabilities owed to related parties is attributable to four promissory notes, the principal amounts of which are as follows:

Lender	Relationship to KingThomason	Principal Amount	Interest Rate	Maturity Date

T.E. King III	President and Director	$ 6,042	6%	05-31-05
Hume A. "Tom" Thomason	Secretary and Director	$ 3,543	6%	05-31-05
Lloyd Hartzler	Grandfather of T.E. King III	$49,000	10%	05-01-05
Jeff Thomason	Son of Hume A. Tom Thomason	$39,000	10%	07-01-05

It is believed that none of the above lenders will be pressing demands for immediate payment of amounts owed to them. KingThomason plans on raising additional capital later in 2004 through the sale of stock.

On October 14, 2004, we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC, a Chicago based institutional investor, whereby Fusion Capital has agreed to purchase up to $6.0 million of our common stock over a 30-month period.

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Specifically, after the Securities and Exchange Commission has declared effective a registration statement, each month our company has the right to sell to Fusion Capital up to $200,000 of its common stock at a purchase price based upon the market price of its common stock on the date of each sale without any fixed discount to the market price. At our company’s sole option, Fusion Capital can be required to purchase lesser or greater amounts of common stock each month up to $6.0 million in the aggregate. We have the right to control the timing and the amount of stock sold to Fusion Capital. We also have the right to terminate the agreement at any time without any additional cost.

Interim Results: Liquidity and Capital Resources - First Nine Months of FY 2004

Our cash balance was $68,030 as of September 30, 2004 as compared to $7,711 on September 30, 2003. Net cash used in operating activities was $119,392 as compared to net cash used of $104,555 in the corresponding period last year. Net cash provided by financing activities amounted to $184,600 as compared to $82,035 provided in the corresponding period last year. The increase was mainly due to receipt of cash for shares issued amounting to $184,600 in the period ended September 30, 2004. Net increase in cash and cash equivalents for the nine-month period ended September 30, 2004 was $65,208 as compared to a net decrease of $22,520 in the corresponding period last year. Cash and cash equivalents were $68,030 on September 30, 2004 as compared to $7,711 on September 30, 2003.

Off-Balance Sheet Arrangements.

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

OUTLOOK

During the first nine months of fiscal year 2004 two items helped improve the outlook for the fourth quarter of 2004 and 2005. First, we believe that the agreement with Fusion Capital may help accelerate implementation of the Medical Accounts Receivable Credit Card Program as well as marketing of our insurance division’s products. Secondly, our income before taxes and our balance sheet have been substantially improved with the Gain on Extinguishment of Debt of $825,002. We believe that these items along with the substantial time and effort spent on marketing our unique Medical Accounts Receivable Credit Card Program as well as our portfolio of medical and dental healthcare plans may help improve the company’s outlook.

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Description of Property.

We own no plants or manufacturing equipment, only office furniture, computers and related equipment.

We have an eighteen-month lease on our office space. It consists of 2,010 square feet. The lease expires January 15, 2005.

Relationships and Related Transactions.
Our company, The KingThomason Group, Inc. ("KingThomason Group") was organized on November 8, 2000 by SuperCorp Inc., an Oklahoma corporation, for the purpose of merging it with KingThomason, Inc. ("KingThomason"), an operating company. SuperCorp bought 1,312,500 shares of The KingThomason Group at $0.001 a share for the purpose of registering them for SuperCorp’s distribution of them to its 600 SuperCorp stockholders. An additional 375,000 shares of common stock of the company were purchased at $0.001 a share by T.E. King II, a SuperCorp director and the father of T.E. King III, the president and a director of KingThomason. T.E. King II received these 375,000 shares of common stock of KingThomason Group in the capacity of a "finder."

Thomas J. Kenan, Esq., a director and corporate secretary of SuperCorp accepted 50,000 shares of common stock of KingThomason in exchange for $20,000 of the $40,000 legal fees in connection with the preparation of a previous registration statement.

Both of these two persons, T.E. King II and Thomas J. Kenan, either directly or by attribution, are stockholders of SuperCorp. Each received spinoff shares in the pro rata spinoff distribution. Both of these persons may be deemed to be "promoters" or "insiders" of the company who received benefits from the transaction not received by other SuperCorp stockholders.

There are other persons that may be deemed to be "promoters" or "insiders" - the officers and other directors of SuperCorp, which persons received shares of The Group pro rata with all other SuperCorp stockholders but which persons assisted in the promotion of the spinoff and merger transactions. The identities of all the insiders and promoters, their positions with The Group and with SuperCorp, the securities of The Group and of KingThomason each owns, and his pro rata receipt of spinoff shares are as follows:

		Shares Owned Before the Merger
Insider or Promoter	Position with SuperCorp	The Group	KingThomason	Shares Received in the Spinoff
T.E. King II	Director of SuperCorp	375,000	0	85,284
Thomas J. Kenan	Director and Secretary of SuperCorp	0	50,000	85,284

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John E. Adams	Director and President of SuperCorp	0	0	85,284
George W. Cole	Director of SuperCorp	0	0	87.303
Ronald Wallace	Director of SuperCorp	0	0	85,284

None of the persons listed in the table above as an insider or promoter has been, in the last five years -

•	the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer at the time of the bankruptcy or within two years prior to that time,

•	convicted in any criminal proceeding or is now subject to a pending criminal proceeding,

•	subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities, or

•	found by a court of competent jurisdiction (in a civil action), the Securities Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

PENNY STOCK REGULATIONS

Our common stock has always traded at a price less than $5 a share and is subject to the rules governing "penny stocks."

A "penny stock" is any stock that:

s	sells for less than $5 a share,

s	is not listed on an exchange or authorized for quotation on The Nasdaq Stock Market, and

s	is not a stock of a "substantial issuer." KingThomason Group is not now a "substantial issuer" and cannot become one until it has net tangible assets of at least $5 million, which it does not now have.

There are statutes and regulations of the Securities and Exchange Commission that impose a strict regimen on brokers that recommend penny stocks.

The Penny Stock Suitability Rule

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Before a broker-dealer can recommend and sell a penny stock to a new customer who is not an institutional accredited investor, the broker-dealer must obtain from the customer information concerning the person's financial situation, investment experience and investment objectives. Then, the broker-dealer must "reasonably determine" (1) that transactions in penny stocks are suitable for the person and (2) that the person, or his advisor, is capable of evaluating the risks in penny stocks.

After making this determination, the broker-dealer must furnish the customer with a written statement setting forth the basis for this suitability determination. The customer must sign and date a copy of the written statement and return it to the broker-dealer.

Finally the broker-dealer must also obtain from the customer a written agreement to purchase the penny stock, identifying the stock and the number of shares to be purchased.

The above exercise delays a proposed transaction. It causes many broker-dealer firms to adopt a policy of not allowing their representatives to recommend penny stocks to their customers.

The Penny Stock Suitability Rule, described above, and the Penny Stock Disclosure Rule, described below, do not apply to the following:
s	transactions not recommended by the broker-dealer,

s	sales to institutional accredited investors,

s	sales to "established customers" of the broker-dealer - persons who either have had an account with the broker-dealer for at least a year or who have effected three purchases of penny stocks with the broker-dealer on three different days involving three different issuers, and
s	transactions in penny stocks by broker-dealers whose income from penny stock activities does not exceed five percent of their total income during defined periods.

The Penny Stock Disclosure Rule

Another Commission rule - the Penny Stock Disclosure Rule - requires a broker-dealer, who recommends the sale of a penny stock to a customer in a transaction not exempt from the suitability rule described above, to furnish the customer with a "risk disclosure document." This document includes a description of the penny stock market and how it functions, its inadequacies and shortcomings, and the risks associated with investments in the penny stock market. The broker-dealer must also disclose the stock's bid and ask price information and the dealer's and salesperson's compensation related to the proposed transaction. Finally, the customer must be furnished with a monthly statement including prescribed information relating to market and price information concerning the penny stocks held in the customer's account.

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Effects of the Rule

The above penny stock regulatory scheme is a response by the Congress and the Commission to known abuses in the telemarketing of low-priced securities by "boiler shop" operators. The scheme imposes market impediments on the sale and trading of penny stocks. It has a limiting effect on a stockholder's ability to resell a penny stock.

Our common stock likely will continue to trade below $5 a share and be, for some time at least, a "penny stock" subject to the trading market impediments described above.

Potential De-Listing of Common Stock

NASD Eligibility Rule 6530 issued on January 4, 1999, states that issuers that do not make current filings pursuant to Sections 13 and 15(d) of the Securities Exchange Act of 1934 are ineligible for listing on the OTC Bulletin Board. Issuers who are not current with such filings are subject, first, to having an "E" appended to their trading symbol and, then, to de-listing if they fail to become current within a short period of time. Our common stock was delisted on May 3, 2000, because we were not a reporting company. We became a reporting company on January 17, 2001, and our Bulletin Board trading privileges, under our previous stock trading symbol of "UTCL", were restored. Even so, we will remain subject to delisting at any time that we are not current in filing reports in the future.

Reports to Security Holders

We file reports with the Securities and Exchange Commission. These reports are annual 10-KSB, quarterly 10-QSB and periodic 8-K reports. We will furnish stockholders with annual reports containing financial statements audited by independent public or certified accountants and such other periodic reports as we may deem appropriate or as required by law. The public may read and copy any materials we file with the SEC at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The KingThomason Group is an electronic filer, and the SEC maintains an Internet Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of such site is http://www.sec.gov.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

KingThomason’s Common Stock presently trades on the OTC Bulletin Board under the symbol KGTH, having been added to the OTC Bulletin Board on March 11, 2002. The high and low bid and asked prices, as reported by the OTC Bulletin Board, are as follows for 2002 and 2003 and the nine months ended September 30, 2004. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

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	High	Low
2002:
1st Qtr	$	$
2nd Qtr	$ 0.65	$ 0.20
3rd Qtr	$ 0.3	$ 0.07
4th Qtr	$ 0.45	$ 0.1

2003:
1st Qtr	$ 0.40	$ 0.24
2nd Qtr	$ 0.25	$ 0.13
3rd Qtr	$ 0.15	$ 0.10
4th Qtr	$ 0.13	$ 0.10

2004:
1st Qtr	$ 0.29	$ 0.10
2nd Qtr	$ 0.40	$ 0.25
3rd Qtr	$ 0.37	$ 0.20

There are approximately 538 holders of record of our company’s common stock.

Our company has declared no dividends on our common stock. There are no restrictions that would or are likely to limit the ability of our company to pay dividends on its common stock, but we have no plans to pay dividends in the foreseeable future and intend to use earnings for the expansion of our business.

Equity Compensation Plan Information.

We have a stock option plan, the major provisions of which Plan are as follows:

Options granted under the plan may be "employee incentive stock options" as defined under Section 422 of the Internal Revenue Code or non-qualified stock options, as determined by the option committee of the board of directors at the time of grant of an option. The plan enables the option committee of the board of directors to grant up to two million stock options to employees and consultants from time to time. The option committee has granted 828,250 options to management employees exercisable over the next five years.

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	No. of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	No. of securities remaining available for the future

Equity compensation plans approved by security holders	828,250	$0.25	1,171,750

Equity compensation plans not approved by security holders	0	0	0

Total	828,250	$0.25	1,171,750

EXECUTIVE COMPENSATION

The officers of KingThomason Group and its subsidiaries received from it an aggregate of $64,250 of compensation in the last fiscal year for their services in all capacities.

Mr. King, our president, received a salary in 2003 of $5,500.

The following sets forth the remuneration received in the last three fiscal years by Mr. King, the president of KingThomason, in all capacities. No officer or employee has received total remuneration of $100,000 or more in any of such years.

				Awards
Annual Compensation					Securities
					Underlying	Payout
			Other Annual	Restricted	Options/	LTIP	All Other
Year	Salary	Bonus	Compensation	Stock Awards	SARS(#)	Payouts	Compensation
2003	$ 5,500	0	0	0	200,000	0	0
2002	$ 29,250	0	0	0	100,000	0	0
2001	$ 32,000	0	0	0	0	0	0

Option/SAR Grants in Last Fiscal Year
Individual Grants
	Number of Securities	% of Total Options/SARs
	Underlying	Granted to Employees		Expiration
Name of Executive Officer	Options/SARs Granted	in Fiscal Year	Exercise Price	Date
T.E. King III	100,000	12%	$0.25	09-07
Hume A. Thomason	100,000	12%	$0.25	09-07
Arthur Mele	61,250	7.4%	$0.25	09-12
William T. Walker	100,000	12%	$0.25	09-12

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Aggregate Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values
	Shares		Number of Securities Underlying	Value of Unexercised In-the -
	Acquired	Value	Unexercised Options/SARs at	Money Options/SARs at FY-
Name of	On Exercise	Realized	FY-End (#)	End ($)
Executive Officer	(#)	($)	Exercisable/Unexercisable	Exercisable/Unexercisable
T.E. King III	0	$0	0 / 100,000	$0 / $25,000
T.E. King III	0	$0	0 / 200,000	$0 / $30,000
Hume A. Thomason	0	$0	0 / 200,000	$0 / $30,000
Hume A. Thomason	0	$0	0 / 100,000	$0 / $12,000
William T Walker	0	$0	0 / 100,000	$0 / $15,000
Arthur Mele	0	$0	0 / 111,250	$0 / $27,812

Directors. There are no arrangements pursuant to which directors of the company are compensated for their services as a director.

Employment Contracts. We have no employment contracts with any person or any compensatory plan or arrangement with any person that would result from the resignation, retirement or any other termination of a person’s employment with the company or its subsidiaries or from a change in control of the company or a change in a person’s responsibilities following a change in control of the company.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

The principal independent accountant of the company or any significant subsidiary has not resigned, declined to stand for re-election, or been dismissed by the company during the periods for which financial statements are included herein.

ADDITIONAL INFORMATION

The company will furnish its stockholders with annual reports containing audited financial information, reported upon by independent public accountants. The company shall also furnish quarterly reports for the first three quarters of each year containing unaudited financial information.

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FINANCIAL STATEMENTS

Page

Independent Auditors’ Report	F-1
Consolidated Balance Sheet December 31, 2003	F-2
Consolidated Statements of Operations for the Years Ended
December 31, 2003 and 2002	F-3
Consolidated Statement of Stockholders’ Equity (Deficit) for the
Year Ended December 31, 2003 and 2002	F-4
Consolidated Statements of Cash Flows for the Year
Ended December 31, 2003 and 2002	F-5
Notes to Consolidated Financial Statements	F-6
Consolidated Balance Sheet September 30, 2004 (Unaudited)	F-15
Consolidated Statements of Operations (Unaudited)	F-16
Consolidated Statements of Cash Flows for the Nine Month Period
Ended September 30, 2004 and 2003 (Unaudited)	F-17
Notes to Unaudited Consolidated Financial Statements	F-18

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INDEPENDENT AUDITORS’ REPORT

To the Stockholders and Board of Directors

The KingThomason Group, Inc.

We have audited the accompanying consolidated balance sheet of The KingThomason Group, Inc, a Nevada Corporation and subsidiaries (the "Company") as of December 31, 2003 and the related consolidated statements of operations, stockholders’ deficit and cash flows for the years ended December 31, 2003 and 2002. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The KingThomason Group, Inc and subsidiaries as of December 31, 2003 and the results of its operations and its cash flows for the years ended December 31, 2003 and 2002, in conformity with accounting principles generally accepted in the United States of America.

The Company’s consolidated financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has accumulated deficit of 1,579,525 and excess of total liabilities over total assets of $1,017,808 on December 31, 2003. These factors as discussed in Note 16 to the financial statements raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 16. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Kabani & Company, Inc.

KABANI & COMPANY, INC.

CERTIFIED PUBLIC ACCOUNTANTS

Fountain Valley, California

March 31, 2004

F-1

KINGTHOMASON GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2003

ASSETS
CURRENT ASSETS:
Cash & cash equivalents	$2,822
Commission receivable, net of allowance of insurance policy
cancellations of $2,000	420
Prepaid Expenses	3,075
Total current assets	6,317

PROPERTY AND EQUIPMENT, net	19,035

$25,352

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
Accounts payable & accrued expenses	$678,390
Note payable - other	54,180
Loan from officer	12,590
Note Payable - related parties	88,000
Total current liabilities	833,160

CONVERTIBLE NOTES PAYABLE	210,000

COMMITMENTS

STOCKHOLDERS' DEFICIT
Preferred stock, $0.001 par value;
10,000,000 shares authorized; none issued	-
Common stock, $0.001 par value;
40,000,000 shares authorized; 16,184,829 shares issued
and outstanding at December 31, 2003	16,185
Additional paid in capital	638,532
Shares to be issued	0
Less: Subscription receivable	(93,000)
Accumulated deficit	(1,579,525)
Total stockholders' deficit	(1,017,808)

$25,352

The accompanying notes are an integral part of these consolidated financial statements.

F-2

KINGTHOMASON GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

	2003	2002

Revenues
Securities commission	$-	$7,034
Insurance commission	498	15,394
Consulting & Other commission	19,252	472
Net revenues	19,750	22,900

Operating expenses
Consulting expense	317,500	200,000
General and administrative	182,041	449,337
Total operating expenses	499,541	649,337

Loss from Operations	(479,791)	(626,437)

Non-Operating Income (expense):
Interest income	-	223
Interest expense	(48,225)	(18,719)
Miscellaneous	(4,577)	21,068
Loss before income taxes	(532,593)	(623,865)

Provision for income taxes	4,000	8,280

Net loss	$(536,593)	$(632,145)

Basic & diluted weighted average number of
common stock outstanding	15,669,662	15,051,440

Basic & diluted net loss per share	$(0.03)	$(0.04)

The accompanying notes are an integral part of these consolidated financial statements.

F-3

KINGTHOMASON GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

	Common stock						Total
	Number of		Additional	Subscription	Shares to be	Accumulated	stockholders'
	shares	Amount	paid in capital	receivable	issued	deficit	deficit
Balance as of January 1, 2002	15,000,000	$15,000	$410,417	$(93,000)	$-	$(410,787)	$(78,370)

Shares issued for cash	98,900	99	68,801	-	-	-	68,900

Shares issued for prepaid expense	21,000	21	3,129	-	-	-	3,150

50,000 shares to be issued for service	-	-	-	-	9,500	-	9,500

81,429 shares to be issued for cash	-	-	-	-	28,500	-	28,500

Net loss for the year	-	-	-	-	-	(632,145)	(632,145)

Balance as of December 31, 2002	15,119,900	15,120	482,347	(93,000)	38,000	(1,042,932)	(600,465)

Shares issued for cash	586,000	586	68,464	-	-	-	69,050

Shares issued for services	347,500	348	49,853	-	-	-	50,200

Shares issued for cash received in prior year	81,429	81	28,419	-	(28,500)	-	-

Shares issued for services performed in prior year	50,000	50	9,450	-	(9,500)	-	-

Net loss for the year	-	-	-	-	-	(536,593)	(536,593.00)

Balance as of December 31, 2003	16,184,829	$16,185	$638,532	$(93,000)	$0	$(1,579,525)	$(1,017,808)

The accompanying notes are an integral part of these consolidated financial statements.

F-4

KINGTHOMASON GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2003 & 2002

	2003	2002

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(536,593)	$(632,145)
Adjustments to reconcile net loss to net cash used in
operating activities:
Shares issued for service	50,200	9,500
Shares issued for prepaid expense	-	3,150
Depreciation and amortization	9,680	8,199
(Increase) / decrease in current assets:
Commission receivable	4,585	33,764
Prepaid expenses	692	3,910
Increase / (decrease) in current liabilities:
Accrued expenses	371,977	233,647
Net cash used in operating activities	(99,459)	(339,975)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property & equipment	-	(1,419)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from loans	3,000	18,623
Proceeds from notes payable	-	210,000
Proceeds from issuance of common stock	69,050	68,900
Cash received for shares to be issued	-	28,500
Net cash provided by financing activities	72,050	326,023

NET DECREASE IN CASH & CASH EQUIVALENTS	(27,409)	(15,371)

CASH & CASH EQUIVALENTS, BEGINNING BALANCE	30,231	45,602

CASH & CASH EQUIVALENTS, ENDING BALANCE	$2,822	$30,231

The accompanying notes are an integral part of these consolidated financial statements.

F-5

KINGTHOMASON GROUP, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

The KingThomason Group, Inc. (KTGI) was organized in accordance with the General Corporation Act of the State of Nevada on November 8, 2000, for the purpose of merging with KingThomason, Inc. (KT), a Nevada corporation and subsidiaries. KTGI had no business operation through December 31, 2001 and was a development-stage company through December 7, 2001, organized for the merger. KTGI effected a merger on December 7, 2001 with KingThomason, Inc. pursuant to approving votes of the shareholders of both corporations.

King Thomason, Inc. (KT) was incorporated in the state of Nevada on July 21, 2000. KT’s activities from inception until December 31, 2000 consisted primarily of reviewing possible business opportunities and developing the business model.

Pursuant to reorganization agreement dated December 31, 2000, the Company acquired one hundred percent (100%) of the common shares of following subsidiaries:

(1)	King Thomason, Inc. CA (KTI):

KTI was incorporated in the state of California on September 11, 1998 to market and sell the cash security retirement plan and personal lines of insurance including homeowners and automobile. KTI’s activities consisted primarily of acting as a broker for insurance companies working on commission.

(2)	King Thomason Financial Services, Inc. (KTFS):

KTFS was incorporated in the state of California on April 7, 1999, to market and sell the financial and estate planning service, assets management services and the sell of stocks, bond and mutual funds.

(3)	King Thomason Insurance Marketing, Inc. (KTIM):

KTIM was incorporated in the state of California on January 28, 2000 to market and sell insurance policies. The Company began its operations in the period ended June 30, 2001. KTIM’s activities consisted primarily of acting as a broker for dental insurance companies working on commission.

(4)	King Thomason National Limousine Program, Inc. (KTNL):

KTNL was incorporated in the state of California on August 17, 2000 to market and sell physical damage and liability insurance program for limousine companies. The Company did not have any activity since its inception. A certificate of dissolution was filed on May 30, 2002.

(5)	King Thomason Credit Card Services, Inc. (KTCC):

KTCC was incorporated in the state of California on January 28, 2000 to underwrite and issue a private label credit card for use with its medical and dental insurance products. The Company did not have any activity until August 2002.

(6)	King Thomason Franchising, Inc. (KTFI):

KTFI was incorporated in the state of California on August 17, 2000 to franchise a "Financial Center" to offer and sell various financial and insurance products. The Company did not have any activity since its inception.

F-6

KINGTHOMASON GROUP, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(7)	King Thomason Insurance Company, Inc. (KTIC):

KTIC was incorporated in the state of California on January 28, 2000, to market and sell Medical insurance policies. The Company did not have any activity since its inception. A certificate of dissolution was filed on May 30, 2002.

(8)	King Thomason Independent Mortgage, Inc. (KTIMI):

KTIMI was incorporated in the state of California on January 28, 2000, to market and sell mortgage services. The Company did not have any activity since its inception. A certificate of dissolution was filed on May 24, 2002.

(9)	King Thomason Asset Management, Inc. (KTAM):

KTAM was incorporated in the state of California on January 28, 2000, to market and sell proprietary index mutual funds. The Company did not have any activity since its inception. A certificate of dissolution was filed on May 30, 2002.

(10)	King Thomason Investment Card, Inc. (KTICI):

KTICI was incorporated in the state of California on January 28, 2000, to market and sell investment credit card. The Company did not have any activity since its inception. A certificate of dissolution was filed on May 30, 2002.

Principles of Consolidation & Recapitalization

The accompanying consolidated financial statements for the year ended December 31, 2003 and 2002 include the accounts of KTGI and its wholly owned subsidiaries, KTI, KTFS, KTCC & KTIM. There was no activity for the period ended December 31, 2003 and 2002 for KTNL, KTFI, KTIC, KTIMI, KTAM and KTICI (collectively the "Company"). All significant inter-company accounts and transactions have been eliminated in consolidation.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and cash equivalents
The Company considers all liquid investments with a maturity of three months or less from the date of purchase that are readily convertible into cash to be cash equivalents.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

F-7

KINGTHOMASON GROUP, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Commission receivable

Commission receivable represents amounts receivable from insurance companies for the commission for insurance policies and annuity sold.

Property & Equipment

Property and equipment is carried at cost. Depreciation of property and equipment is provided using the straight-line method over the estimated useful lives of the assets. Expenditures for maintenance and repairs are charged to expense as incurred.

Basic and diluted net loss per share

Net loss per share is calculated in accordance with the Statement of financial accounting standards No. 128 (SFAS No. 128), "Earnings per share". SFAS No. 128 superseded Accounting Principles Board  Opinion No.15 (APB 15).   Net loss per  share for  all  periods  presented has
been restated to reflect the adoption of SFAS No. 128. Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted net loss per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.
Stock-based compensation

The Company has adopted the disclosure provisions only of SFAS 123 and continues to account for stock based compensation using the intrinsic value method prescribed in accordance with the provisions of APB No. 25, Accounting for Stock Issued to Employees, and related interpretations. Common stock issued to employees for compensation is accounted for based on the market price of the underlying stock, generally the average low bid price.

The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of SFAS 123 and the Emerging Issues Task Force consensus in Issue No. 96-18 ("EITF 96-18"), "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring or in Conjunction with Selling, Goods or Services". Common stock issued to non-employees in exchange for services is accounted for based on the fair value of the services received.

Fair value of financial instruments

Statement of financial accounting standard No. 107, Disclosures about fair value of financial instruments, requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Segment Reporting

Statement of financial accounting standards No. 131, Disclosures about segments of an enterprise and related information (SFAS No. 131), which superceded statement of financial accounting standards No. 14, Financial reporting for segments of a business enterprise, establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements regarding products and services, geographic areas and major customers. SFAS No. 131 defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performances.

F-8

KINGTHOMASON GROUP, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company allocates resources and assesses the performance of its sales activities as one segment. During the years ended December 31, 2003 and 2002, the Company only operated in one segment. Most of its revenue is generated through commission income, therefore segment disclosure has not been presented.

Revenue Recognition

The Company's revenue recognition policies are in compliance with Staff accounting bulletin (SAB) 104. Revenue is recognized when earned. Commission income is recognized as of the effective date of the policy. Any adjustments to commissions are recognized in the year in which they occur.

During the years ended December 31, 2003 and 2002, the Company earned commission on securities transaction consummated through a Broker Dealer. The Securities commission and related revenue and expense associated with the Company's securities business are recorded on a settlement date basis.

Allowance for doubtful accounts
In determining the allowance to be maintained, management evaluates many factors including industry and historical loss experience. The allowance for doubtful accounts is maintained at an amount management deems adequate to cover estimated losses. The Company considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is required.

Research and Development

Research and development costs are expensed as incurred.

Advertising

The Company expenses advertising costs as incurred.

Income taxes

Deferred income tax assets and liabilities are computed annually for differences between the financial statements and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted laws and rates applicable to the periods in which the differences are expected to affect taxable income (loss). Valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

Reclassifications

Certain items in the prior year financial statements have been reclassified for comparative purposes to conform to the presentation in the current period’s presentation. These reclassifications have no effect on the previously reported income (loss).

F-9

KINGTHOMASON GROUP, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.    RECENT PRONOUNCEMENTS

On April 30, 2003, the FASB issued FASB Statement No. 149 ("SFAS 149"), "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". FAS 149 amends and clarifies the accounting guidance on (1) derivative instruments (including certain derivative instruments embedded in other contracts) and (2) hedging activities that fall within the scope of FASB Statement No. 133 ("SFAS 133"), Accounting for Derivative Instruments and Hedging Activities. SFAS 149 also amends certain other existing pronouncements, which will result in more consistent reporting of contracts that are derivatives in their entirety or that contain embedded derivatives that warrant separate accounting. SFAS 149 is effective (1) for contracts entered into or modified after June 30, 2003, with certain exceptions, and (2) for hedging relationships designated after June 30, 2003. The guidance is to be applied prospectively. The adoption of SFAS No. 149 does not have a material impact on the Company’s financial position or results of operations or cash flows.

On May 15 2003, the FASB issued FASB Statement No. 150 ("SFAS 150"), Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS 150 changes the accounting for certain financial instruments that, under previous guidance, could be classified as equity or "mezzanine" equity, by now requiring those instruments to be classified as liabilities (or assets in some circumstances) in the statement of financial position. Further, SFAS 150 requires disclosure regarding the terms of those instruments and settlement alternatives. SFAS 150 affects an entity's classification of the following freestanding instruments: a) Mandatorily redeemable instruments b) Financial instruments to repurchase an entity's own equity instruments c) Financial instruments embodying obligations that the issuer must or could choose to settle by issuing a variable number of its shares or other equity instruments based solely on (i) a fixed monetary amount known at inception or (ii) something other than changes in its own equity instruments d) SFAS 150 does not apply to features embedded in a financial instrument that is not a derivative in its entirety. The guidance in SFAS 150 is generally effective for all financial instruments entered into or modified after May 31, 2003, and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. For private companies, mandatorily redeemable financial instruments are subject to the provisions of SFAS 150 for the fiscal period beginning after December 15, 2003. The adoption of SFAS No. 150 does not have a material impact on the Company’s financial position or results of operations or cash flows.

In December 2003, the Financial Accounting Standards Board (FASB) issued a revised Interpretation No. 46, "Consolidation of Variable Interest Entities" (FIN 46R). FIN 46R addresses consolidation by business enterprises of variable interest entities and significantly changes the consolidation application of consolidation policies to variable interest entities and, thus improves comparability between enterprises engaged in similar activities when those activities are conducted through variable interest entities. The Company does not hold any variable interest entities.

4.     PROPERTY AND EQUIPMENT

Property and equipment consisted of following on December 31, 2003:

Furniture, fixture and Equipment	$64,641
Less: Accumulated depreciation	45,606
$19,035

F-10

KINGTHOMASON GROUP, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.     ACCOUNTS PAYABLE & ACCRUED EXPENSES

Accounts payable and accrued expenses consisted of the following on December 31, 2003:

Accrued consulting	$ 500,000
Accrued interest	66,817
Other	111,573
$678,390

6.     NOTE PAYABLE - OTHER

The Company has a note payable to a vendor amounting to $54,180 as of December 31, 2003. The note is payable by December 15, 2004. The note payable is unsecured and bears an interest rate of 5.8% per year. Per the agreement, the note was to be adjusted against the rebates the Company would have received from the vendor, subject to the Company meeting certain production requirements. The note was to be adjusted at 20% of the original balance per year against the rebates earned. However, in June 2002, the Company ceased the association with the entity. Therefore, pursuant to the agreement on the note, entire amount of the note is due and recorded as a current liability.

7.      LOAN FROM OFFICERS

The loan is due on demand, unsecured and bears an interest rate of 6% per year. The interest expense accrued on this loan was $755 for the year ended December 31, 2003 and 2002.

8.      NOTES PAYABLE - RELATED PARTIES

The Company has notes payable to two shareholders amounting $88,000 as of December 31, 2003. The notes are due on demand, unsecured and bear an interest rate of 10% per year. The interest expense accrued on this loan was $8,800 for the year ended December 31and 2003 and 2002.

9.      CONVERTIBLE DEBENTURE

On July 15, 2002, the Company issued $90,000 worth of 12%, 18-month term, Convertible Debentures (the "Debentures"), on July 18, 2002, the Company issued an additional $100,000 worth of the Debentures with 12%, 18 month term and on October 30, 2002, the Company issued an additional $20,000 worth of the Debentures with 12%, 18 month term.

The holder may extend the term for an additional 18 months with a written notice at least 30 days before the end of the term. The extended note will bear 12.5% interest rate per year. When the note is extended, two additional extension options may be made by the holder with a written notice. Each extension of the note will increase its interest rate by 0.5%. Therefore, effective interest rate will be as follows; Term one-12%, Term two-12.5%, Term three-13%, and Term four-13.5%. The interests are payable quarterly starting October 2002. Interest for the year ended December 31, 2003 amounted to $26,809.

Attached to the Debentures, the Company granted non-transferable Warrants to purchase, at a purchase price of $0.25 a share, four shares of common stock of the Company for each dollar of the principal amount of the note. The warrants expire on the due dates of the notes.

F-11

KINGTHOMASON GROUP, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The fair value of the warrants was calculated using Black Schole module was zero at the date of issuance using the following assumptions:

Volatility 0
Interest rate: 5%
Expected life: 18 months
Dividend: zero

Accordingly no proceeds were allocated to the warrants.

10.     INCOME TAXES

No provision was made for Federal income tax since the Company has significant net operating loss carry-forwards. Through December 31, 2002, the Company incurred net operating losses for tax purposes of approximately $1,500,000. The net operating loss carry-forwards may be used to reduce taxable income through the year 2018 for the federal income tax purpose.

The gross deferred tax asset balance due to loss carry-forwards as of December 31, 2002 was approximately $510,000. A 100% valuation allowance has been established against the deferred tax assets, as the utilization of the loss carry-forwards cannot reasonably be assured.

There was no significant difference between reportable income tax and statutory income tax.

11.     MAJOR CUSTOMERS

During the year ended December 31, 2003, a majority of the Company’s consulting income was earned from three major service providers, which accounted for approximately 88% of total consulting income. The receivable from those service providers amounted to $2,306 as of December 31, 2003. All of the Company’s insurance commission income was earned from one major service provider during the year ended December 31, 2003 which accounted for 100% of the total insurance commission income.

During the year ended December 31, 2002, a majority of the Company’s insurance commission income was earned from two major service providers, which accounted for approximately 85% of total insurance commission income. There was no commission receivable from that service provider as of December 31, 2002. 80% of the Company’s securities commission income was earned from one major service provider during the year ended December 31, 2002.

The Company extends credit to its customers based upon its assessment of their credit worthiness and generally does not require collateral. Credit losses have not been significant.

12.     STOCKHOLDERS’ EQUITY

During the year ended December 31, 2003, the Company issued 347,500 shares of common stock for consulting service amounting $50,200. The Company issued 50,000 shares of common stock for services received in the prior year amounting $9,500.

During the year ended December 31, 2003, the Company issued 586,000 shares of common stock for cash received amounting $69,050. The Company issued 81,429 shares of common stock for cash received in the prior year amounting $28,500.

F-12

KINGTHOMASON GROUP, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In the year ended December 31, 2003, the Company committed to issue 50,000 shares of common stock amounting $8,200 for the services to be provided for three years period ending June 1, 2006.

13.    COMMITMENTS

The company entered an 18- months sublease agreement on June 3, 2003. Monthly rental under the sublease is $3,075 from August 1, 2003 to January 15, 2005. Minimum annual rentals for twelve-month periods ended, subsequent to December 31, 2003 are as follows:

Year	Amount
2004	$36,900
2005	3,075
$39,975

On February 1, 2002 the Company entered into a consulting agreement for 36-month period with a consultant to provide debt management, collections, capital markets, financial and related advice. The Company paid $75,000 pursuant to the consulting agreement in 2002 and accrued $500,000 through December 31, 2003.

On July 24, 2003, the Company entered into a service agreement with a consultant in connection with an equity placement of its common or preferred stock. The Company issued 175,000 shares of common stock as a retainer and will issue 25,000 shares for each $100,000 of portion thereof, funded. These 175,000 issued shares will not be sold for six months or until the stock price reaches a closing price of $.50 or greater for three consecutive trading days. Relating to advisory services for a merger or acquisition transaction, the Company will pay cash equal to 2% of the cash consideration paid or received and the its common stock equal to 2% of the non-cash consideration paid or received in the transaction.

14.     EARNING PER SHARE

Earnings per share for the year ended December 31and 2003 and 2002 were determined by dividing net income for the periods by the weighted average number of both basic and diluted shares of common stock and common stock equivalents outstanding. Stocks to be issued are regarded as common stock equivalents and are considered in diluted earnings per share calculations.

15.     SUPPLEMENTAL DISCLOSURE OF CASH FLOWS

The Company prepares its statements of cash flows using the indirect method as defined under the Financial Accounting Standard No. 95.

The Company paid $0 for income tax and $3,000 for interest during the year ended December 31, 2003 and $0 for income tax and interest for the year ended December 31, 2002.

F-13

KINGTHOMASON GROUP, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16.     GOING CONCERN

The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles which contemplate continuation of the company as a going concern. However, the Company has an accumulated deficit of $1,579,525 at December 31, 2003. The Company’s total liabilities exceed its total assets by $1,017,808. In view of the matters described above, recoverability of a major portion of the recorded asset amounts shown in the accompanying consolidated balance sheet is dependent upon continued operations of the company, which in turn is dependent upon the Company’s ability to raise additional capital, obtain financing and succeed in its future operations, The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Management has taken the following steps to revise its operating and financial requirements, which it believes are sufficient to provide the Company with the ability to continue as a going concern. The Company is actively pursuing additional funding and potential merger or acquisition candidates and strategic partners, which would enhance stockholders’ investment. Management believes that the above actions will allow the Company to continue operations through the next fiscal year. In this regard, during the year ended December 31, 2003, the Company received $69,050 for shares issued.

F-14

KING THOMASON, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
SEPTEMBER 30, 2004
(Unaudited)

ASSETS
CURRENT ASSETS:
Cash & cash equivalent	$68,030
Commission receivable	1,464
Prepaid expenses	7,050
76,544

PROPERTY AND EQUIPMENT, net	12,221

$88,765

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$122,903
Accrued interest	93,302
Note payable - officers	12,590
Note payable - related parties	88,000
Note payable- others	54,180
Convertible notes payable	210,000

Total current liabilities	370,975

COMMITMENTS

STOCKHOLDERS' DEFICIT
Preferred stock, $0.001par value;
10,000,000 shares authorized; none issued	-
Common stock, $0.001 par value; 40,000,000 shares authorized;
19,324,071 shares issued and outstanding	19,324
Additional paid in capital	1,168,417
Shares to be issued	54,000
Less: Subscription receivable	(60,000)
Less: Prepaid Consulting Expenses	(32,547)
Accumulated deficit	(1,641,404)
Total stockholders' deficit	(492,210)

$88,765

The accompanying notes are an integral part of these consolidated financial statements.

F-15

KING THOMASON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the three month period		For the nine month period
	ended September 30,		ended September 30,
	2004	2003	2004	2003
Revenues
Security & other commission	$7,443	$2,773	$23,390	$6,606
Insurance commission	450	-	763	170
Consulting income	-	-	60,000	-
Net revenues	7,893	2,773	84,153	6,776

Total operating expenses	298,244	168,609	926,440	533,269

Loss from operations	(290,351)	(165,836)	(842,287)	(526,493)

Non-operating income (expense):
Interest income		-		-
Interest expense	(13,805)	(9,367)	(38,992)	(27,948)
Gain on extinguishment of debt	825,002	-	825,002	-
Loss on settlement of debt	-	-	(3,000)	-
Miscellaneous	1,281	7,630	1,398	20,783
Total non-operating income (expense)	812,478	(1,737)	784,408	(7,165)

Income (loss) before income taxes	522,127	(167,573)	(57,879)	(533,658)

Provision for income taxes	-	-	4,000	4,000

Net income (loss)	$522,127	$(167,573)	$(61,879)	(537,658)

Basic earnings (loss) per share	0.03	(0.01)	(0.00)	(0.03)

Basic weighted average shares outstanding	18,777,234	16,025,046	17,974,376	15,687,246

Diluted earnings (loss) per share	0.02	(0.01)	(0.00)	(0.03)

Diluted weighted average shares outstanding*	21,397,158	16,025,046	17,974,376	15,687,246

*Weighted average number of shares used to compute basic and diluted loss per share for three month and nine month period ending September 30, 2003 and for nine month period ending September 30, 2004 are the same since the effect of dilutive securities are anti-dilutive.

The accompanying notes are an integral part of these consolidated financial statements.

F-16

KINGTHOMASON GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 2004 & 2003
(Unaudited)

	2004	2003

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(61,879)	$(537,658)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation and amortization	158,767	7,146
Loss on settlement of debt	3,000	-
Gain on extinguishment of debt	(825,002)	-
Shares issued for services	237,924	32,928
Shares issued for legal fees	10,000	-
(Increase) / decrease in current assets:
Commission receivable	(1,044)	5,005
Prepaid expenses	(3,975)	3,767
Increase in current liabilities:
Accrued expenses	362,817	384,257
Net cash used in operating activities	(119,392)	(104,555)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of loans	(21,090)	-
Proceeds from loans	21,090	12,985
Proceeds from issuance of common stock	130,600	69,050
Cash received for shares to be issued	54,000	-
Net cash provided by financing activities	184,600	82,035

NET INCREASE (DECREASE) IN CASH & CASH EQUIVALENTS	65,208	(22,520)

CASH & CASH EQUIVALENTS, BEGINNING BALANCE	2,822	30,231

CASH & CASH EQUIVALENTS, ENDING BALANCE	$68,030	$7,711

The accompanying notes are an integral part of these consolidated financial statements.

F-17

KINGTHOMASON GROUP, INC. AND SUBSIDIARIES NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
1.	DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

The KingThomason Group, Inc. (KTGI) was organized in accordance with the General Corporation Act of the State of Nevada on November 8, 2000, for the purpose of merging with KingThomason, Inc. (KT), a Nevada corporation and subsidiaries. KTGI had no business operation through December 31, 2001 and was a development-stage company through December 7, 2001, organized for the merger. KTGI effected a merger on December 7, 2001 with KingThomason, Inc. pursuant to approving votes of the shareholders of both corporations.

King Thomason, Inc. (KT) was incorporated in the state of Nevada on July 21, 2000. KT’s activities from inception until December 31, 2000 consisted primarily of reviewing possible business opportunities and developing the business model.

Pursuant to reorganization agreement dated December 31, 2000, the Company acquired one hundred percent (100%) of the common shares of following subsidiaries:

(1)	King Thomason, Inc. CA (KTI):

KTI was incorporated in the state of California on September 11, 1998 to market and sell the cash security retirement plan and personal lines of insurance including homeowners and automobile. KTI’s activities consisted primarily of acting as a broker for insurance companies working on commission.

(2)	King Thomason Financial Services, Inc. (KTFS):

KTFS was incorporated in the state of California on April 7, 1999, to market and sell the financial and estate planning service, assets management services and the sell of stocks, bond and mutual funds.

(3)	King Thomason Insurance Marketing, Inc. (KTIM):

KTIM was incorporated in the state of California on January 28, 2000 to market and sell insurance policies. The Company began its operations in the period ended June 30, 2001. KTIM’s activities consisted primarily of acting as a broker for dental insurance companies working on commission.

(4)	King Thomason National Limousine Program, Inc. (KTNL):

KTNL was incorporated in the state of California on August 17, 2000 to market and sell physical damage and liability insurance program for limousine companies. The Company did not have any activity since its inception. A certificate of dissolution was filed on May 30, 2002.

F-18

KINGTHOMASON GROUP, INC. AND SUBSIDIARIES NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(5)	King Thomason Credit Card Services, Inc. (KTCC):

KTCC was incorporated in the state of California on January 28, 2000 to underwrite and issue a private label credit card for use with its medical and dental insurance products. The Company did not have any activity until August 2002.

(6)	King Thomason Franchising, Inc. (KTFI):

KTFI was incorporated in the state of California on August 17, 2000 to franchise a "Financial Center" to offer and sell various financial and insurance products. The Company did not have any activity since its inception.

(7)	King Thomason Insurance Company, Inc. (KTIC):

KTIC was incorporated in the state of California on January 28, 2000, to market and sell Medical insurance policies. The Company did not have any activity since its inception. A certificate of dissolution was filed on May 30, 2002.

(8)	King Thomason Independent Mortgage, Inc. (KTIMI):

KTIMI was incorporated in the state of California on January 28, 2000, to market and sell mortgage services. The Company did not have any activity since its inception. A certificate of dissolution was filed on May 24, 2002.

(9)	King Thomason Asset Management, Inc. (KTAM):

KTAM was incorporated in the state of California on January 28, 2000, to market and sell proprietary index mutual funds. The Company did not have any activity since its inception. A certificate of dissolution was filed on May 30, 2002.

(10)	King Thomason Investment Card, Inc. (KTICI):

KTICI was incorporated in the state of California on January 28, 2000, to market and sell investment credit card. The Company did not have any activity since its inception. A certificate of dissolution was filed on May 30, 2002.

Principles of Consolidation & Recapitalization

The accompanying consolidated financial statements include the accounts of KTGI and its wholly owned subsidiaries, KTI, KTFS, KTCC & KTIM. There was no activity for the period for KTNL, KTFI, KTIC, KTIMI, KTAM and KTICI (collectively the "Company"). All significant inter-company accounts and transactions have been eliminated in consolidation.

F-19

KINGTHOMASON GROUP, INC. AND SUBSIDIARIES NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Basis of Preparation

The accompanying Interim Condensed Financial Statements are prepared in accordance with rules set forth in Retaliation SB of the Securities and Exchange Commission. As said, these statements do not include all disclosures required under generally accepted principles and should be read in conjunction with the audited financial statements for the year ended December 31, 2003. In the opinion of management, all adjustments consisting of normal reoccurring accruals have been made to the financial statements. The results of operation for the nine months ended September 30, 2004 are not necessarily indicative of the results to be expected for the fiscal year ending December 31, 2004.

2.      RECENT PRONOUNCEMENTS

On May 15, 2003, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 150 (FAS 150), Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. FAS 150 changes the accounting for certain financial instruments that, under previous guidance, could be classified as equity or "mezzanine" equity, by now requiring those instruments to be classified as liabilities (or assets in some circumstances) in the statement of financial position. Further, FAS 150 requires disclosure regarding the terms of those instruments and settlement alternatives. FAS 150 affects an entity's classification of the following freestanding instruments: a) Mandatorily redeemable instruments b) Financial instruments to repurchase an entity's own equity instruments c) Financial instruments embodying obligations that the issuer must or could choose to settle by issuing a variable number of its shares or other equity instruments based solely on (i) a fixed monetary amount known at inception or (ii) something other than changes in its own equity instruments d) FAS 150 does not apply to features embedded in a financial instrument that is not a derivative in its entirety. The guidance in FAS 150 is generally effective for all financial instruments entered into or modified after May 31, 2003, and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. For private companies, mandatorily redeemable financial instruments are subject to the provisions of FAS 150 for the fiscal period beginning after December 15, 2003. The adoption of SFAS No. 150 does not have a material impact on the Company’s financial position or results of operations or cash flows.

In December 2003, the Financial Accounting Standards Board (FASB) issued a revised Interpretation No. 46, "Consolidation of Variable Interest Entities" (FIN 46R). FIN 46R addresses consolidation by business enterprises of variable interest entities and significantly changes the consolidation application of consolidation policies to variable interest entities and, thus improves comparability between enterprises engaged in similar activities when those activities are conducted through variable interest entities. The Company does not hold any variable interest entities.

In March 2004, the Emerging Issues Task Force ("EITF") reached a consensus on Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments." The EITF reached a consensus about the criteria that should be used to determine when an investment is considered impaired, whether that impairment is other-than-temporary, and the measurement of an impairment loss and how that criteria should be applied to investments accounted for under SFAS No. 115, "ACCOUNTING IN CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES." EITF 03-01 also included accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. Additionally, EITF 03-01 includes new disclosure requirements for investments that are deemed to be temporarily impaired. In September 2004, the Financial Accounting Standards Board (FASB) delayed the accounting provisions of EITF 03-01; however the disclosure requirements remain effective for annual reports ending after June 15, 2004. The Company will evaluate the impact of EITF 03-01 once final guidance is issued.

F-20

KINGTHOMASON GROUP, INC. AND SUBSIDIARIES NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

In April of 2004, the EITF reached consensus on the guidance provided in EITF Issue No. 03-6, "Participating Securities and the Two-Class Method under SFAS No. 128 Earnings Per Share" ("EITF 03-6"). EITF 03-6 clarifies whether a security should be considered a "participating security" for purposes of computing earnings per share ("EPS") and how earnings should be allocated to a "participating security" when using the two-class method for computing basic EPS. The adoption of EITF 03-6 does not have a significant impact on the Company's financial position or results of operations.

In May of 2004, the FASB revised FASB Staff Position ("FSP") No. 106-1, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003" and issued FSP No. 106-2, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003" ("FSP No. 106-2"). FSP 106-2 provides accounting guidance to the employers who sponsor post retirement health care plans that provide prescription drug benefits; and the prescription drug benefit provided by the employer is "actuarially equivalent" to Medicare Part D and hence qualifies for the subsidy under the Medicare amendment act. The adoption of FSP 106-2 does not have a significant impact on the Company's financial position or results of operations.

SEC Staff Accounting Bulletin (SAB) No. 105, "APPLICATION OF ACCOUNTING PRINCIPLES TO LOAN COMMITMENTS," summarizes the views of the staff of the SEC regarding the application of generally accepted accounting principles to loan commitments accounted for as derivative instruments. SAB No.105 provides that the fair value of recorded loan commitments that are accounted for as derivatives under SFAS No. 133, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES," should not incorporate the expected future cash flows related to the associated servicing of the future loan. In addition, SAB No. 105 requires registrants to disclose their accounting policy for loan commitments. The provisions of SAB No. 105 must be applied to loan commitments accounted for as derivatives that are entered into after March 31, 2004. The adoption of this accounting standard does not have a material impact on the Company's financial statements.

F-21

KINGTHOMASON GROUP, INC. AND SUBSIDIARIES NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
3.   NOTE PAYABLE - OFFICERS

Notes payable to officers comprised of the following:

Unsecured note, interest rate 6% p.a. due on demand	6,047
Unsecured note, interest rate 6% p.a. due on demand	3,543
Unsecured note, interest rate 3% p.a. due on October 30, 2004	3,000

$12,590

The interest expense accrued on these loans was $ 500 and $ 500 for the nine month periods ended September 30, 2004 and 2003 respectively.

4.   NOTE PAYABLE - RELATED PARTIES

Notes payable to related parties comprised of the following:

Unsecured note, interest rate 10% p.a. due on demand	49,000
Unsecured note, interest rate 10% p.a. due on demand	39,000

$88,000

The interest expense accrued on these loans was $ 6,600 and $6,600 for the nine month periods ended September 30, 2004 and 2003 respectively.

5.   NOTE PAYABLE - OTHERS

The Company has a note payable to a vendor amounting to $54,180 as of September 30, 2004. The note is payable by December 15, 2004. The note payable is unsecured and bears an interest rate of 5.8% per year. Per the agreement, the note will be adjusted against the rebates the Company will receive from the vendor, subject to the Company meeting certain production requirements. The note will be adjusted at 20% of the original balance per year against the rebates earned. However, in June 2002, the Company ceased the association with the entity. Therefore, pursuant to the agreement on the note, entire amount of the note is due and recorded as a current liability.

6.   CONVERTIBLE DEBENTURE

On July 15, 2002, the Company issued $90,000 worth of 12%, 18-month term, Convertible Debentures (the "Debentures"), on July 18, 2002, the Company issued an additional $100,000 worth of the Debentures with 12%, 18 month term and on October 30, 2002, the Company issued an additional $20,000 worth of the Debentures with 12%, 18 month term.

F-22

KINGTHOMASON GROUP, INC. AND SUBSIDIARIES NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

The holder may extend the term for an additional 18 months with a written notice at least 30 days before the end of the term. The extended note will bear 12.5% interest rate per year. When the note is extended, two additional extension options may be made by the holder with a written notice. Each extension of the note will increase its interest rate by 0.5%. Therefore, effective interest rate will be as follows; Term one-12%, Term two-12.5%, Term three-13%, and Term four-13.5%. The interests are payable quarterly starting October 2002. Interest for the nine month periods ended September 30, 2004 and 2003 amounted to $19,615 and $18,900, respectively.

The Company granted non-transferable Warrants to purchase, at a purchase price of $0.25 a share, four shares of common stock of the Company for each dollar of the principal amount of the note. The warrants expire on the due dates of the notes.

7.   STOCKHOLDERS’ EQUITY

During the nine month period ended September 30, 2004, the company issued 1,000,000 shares of common stock for prepaid consulting service amounting $184,500. Through September 30, 2004, the Company has amortized prepaid services amounting $151,953.

During the nine month period ended September 30, 2004 the Company issued 1,409,242 shares of common stock for consulting services amounting $237,924.

During the nine month period ended September 30, 2004, the Company issued 50,000 shares of common stock valued at $13,000 in exchange for accrued legal fees amounting $10,000 resulting in a loss of $3,000 in settlement of debt.

During the nine month period ended September 30, 2004, the Company issued 680,000 shares of common stock for cash for $ 130,600 and the company received cash of $54,000 for shares to be issued.

8.   COMMITMENTS

The company entered an 18- month sublease agreement on June 3, 2003. Monthly rental under the sublease is $3,075 from August 1, 2003 to January 15, 2005. Minimum annual rentals for twelve-month periods ended, subsequent to September 30, 2004 is as follows:

Year	Amount
2005	$10,760
On February 1, 2002 the Company entered into a consulting agreement for 36-month period with a consultant to provide debt management, collections, capital markets, financial and related advice. The Company paid $75,000 pursuant to the consulting agreement in 2002 and accrued $825,002 through July 2004. In August 2004, the Company amended the consulting agreement with the consultant. The amended agreement provides for the waiver of all the accrued consulting fees. This amount had been carried on the balance sheet as part of accrued liabilities. The waiver of the accrued liabilities has been reflected in the accompanying financial statements as "Gain on extinguishment of debt" amounting to $ 825,002.

F-23

KINGTHOMASON GROUP, INC. AND SUBSIDIARIES NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

The amended agreement also provides for payment of $ 30,000 payable by August 25, 2004 followed by payments equal to $ 5,000 per month beginning on October 1, 2004 and continuing each month through June 31, 2011, and issuance of 500,000 shares of common stock of the Company to be issued no later than October 1, 2004. The Company paid $ 30,000 to the consultant and issued 500,000 shares of common stock of the Company valued at $130,000, as agreed under the amended agreement.

On July 24, 2003, the Company entered into a service agreement with a consultant in connection with an equity placement of its common or preferred stock. The Company issued 175,000 shares of common stock as a retainer and will issue 25,000 shares for each $100,000 of portion thereof, funded. These 175,000 issued shares will not be sold for six months or until the stock price reaches a closing price of $.50 or greater for three consecutive trading days. Relating to advisory services for a merger or acquisition transaction, the Company will pay cash equal to 2% of the cash consideration paid or received and the its common stock equal to 2% of the non-cash consideration paid or received in the transaction.

On March 15, 2004, the company entered into a consulting agreement for six month period with a consultant to provide financial management of the Company’s business including but not limited to investor relations. The company issued 700,000 shares of its common stock. When issued, will be duly authorized, validly issued, fully paid and non-assessable, and shall be free from any liens, encumbrances of restrictions.

On March 22, 2004, the company entered into a consulting agreement for one year period with Venture Street Capital Partners, LLC (VS). To provides telephone consultation, strategic advisement and referral services. The Company issued the company’s common stock for 150,000 shares by Rule 144. In addition, The Company shall pay to VS a nonrefundable retainer fee of Commission of ten percent (10%) cash USD of all transactions of financing’s from any referral made by VS. In regards to 144 securities the corporation will furnish a restriction lifting opinion letter from corporate counsel with the restriction to be lifted in 1 year.

On January 23, 2004, the company entered into a Media Transfer and Stock Purchase Agreement with Digital Alliance Group, LLC (Media Provider) and Millennium Capital Quest Corp. (Agent). On the closing date, the Media Provide will convey, assign and transfer all right, title and interest without encumbrance of any kind Media Credits representing Fifty Million Dollars in retail rate card media credits to the company. The company issued the company’s common stock for 809,242 shares to the Agent-Millennium Capital Quest Corp.

9.   EARNINGS PER SHARE

F-24

Earnings per share for the three month and nine month periods ended September 30, 2004 and 2003 were determined by dividing net income for the periods by the weighted average number of both basic and diluted shares of common stock and common stock equivalents outstanding. Stocks to be issued are regarded as common stock equivalents and are considered in diluted earnings per share calculations.

10.   GAIN ON EXTINGUISHMENT OF DEBT

On February 1, 2002 the Company entered into a consulting agreement for 36-month period with a consultant to provide debt management, collections, and capital markets, financial and related advice. The Company paid $75,000 pursuant to the consulting agreement in 2002 and accrued $825,002 through July 2004. In August 2004, the Company amended the consulting agreement with the consultant. The amended agreement provides for the waiver of all the accrued consulting fees. This amount had been carried on the balance sheet as part of accrued liabilities. The waiver of the accrued liabilities has been reflected in the accompanying financial statements as "Gain on extinguishment of debt" amounting to $ 825,002.

11.   SUPPLEMENTAL DISCLOSURE OF CASH FLOWS

The Company prepares its statements of cash flows using the indirect method as defined under the Financial Accounting Standard No. 95.

The Company paid $1,347 for income tax and $106 interest during the nine months period ended September 30, 2004 and $0 for income tax and $3,000 for interest in 2003.

12.   GOING CONCERN

The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles which contemplate continuation of the company as a going concern. However, the Company has an accumulated deficit of $1,641,404 at September 30, 2004. The Company’s total liabilities exceed its total assets by $ 282,210. In view of the matters described above, recoverability of a major portion of the recorded asset amounts shown in the accompanying consolidated balance sheet is dependent upon continued operations of the company, which in turn is dependent upon the Company’s ability to raise additional capital, obtain financing and succeed in its future operations, The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Management has taken the following steps to revise its operating and financial requirements, which it believes are sufficient to provide the Company with the ability to continue as a going concern. The Company is actively pursuing additional funding and potential merger or acquisition candidates and strategic partners, which would enhance stockholders’ investment. Management believes that the above actions will allow the Company to continue operations through the next fiscal year.

F-25

KINGTHOMASON GROUP, INC. AND SUBSIDIARIES NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

13.   MEDIA RIGHTS

On January 23, 2004, the company entered into a Media Transfer and Stock Purchase agreement with Digital Alliance Group, LLC (Media Provider) and Millennium Capital Quest Corp. (Agent). On the closing date, the Media Provide conveyed, assigned and transferred all right, title and interest without encumbrance of any kind Media Credits representing Fifty Million Dollars in retail rate card media credits, per the agreement, to the company. The company issued 809,242 shares of its common stock valued at $80,924 for the acquisition of the Media rights. The common stock will be redeemable by the Company for an aggregate price of One Dollar ($1) provided that (a) Nineteen months have elapsed following the closing date and the Company has been unable to use or sell any of the Media credits conveyed. During the period, the Company recorded impairment of the media right acquired, amounting $80,924 due to uncertainty of its utilization. The impairment has been recorded as a part of the operating expense in the accompanying financial statements.

14.  RECLASSIFICATIONS

Certain prior period amounts have been reclassified to conform to the nine-month period ended September 30, 2004 presentation.

F-26

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers
The general corporation law of Nevada and the bylaws of the Registrant provide indemnification rights for directors, officers and agents of the Registrant. These indemnification provisions are set forth in the Prospectus under "Indemnification."

Item 25. Other Expenses of Issuance and Distribution

The estimated expenses of this offering, other than brokers’ commissions, are as follows:

Estimated
Item	Amount

Registration fees	$2,000
Transfer agent’s fees	500
Printing	2,000
Legal	5,000
Accounting	2,000
EDGAR provider fees	700

$12,200

The Registrant will pay all the above expenses. The selling stockholders will pay none of them.

Item 26. Recent Sales of Unregistered Securities

The following information is provided for all securities sold by the Registrant within the past three years without registering the securities under the Securities Act of 1933. All securities, unless otherwise designated, were shares of common stock. There were no underwriters involved in the sales. All sales were made by officers of the registrant.

All sales were made pursuant to the exemption from registration provided by Regulation D, Rule 506. All purchasers were already known to the registrant and were "accredited investors."

The information for the period October 2001 through June 10, 2003 is set forth in Part II, Item 26 of Form SB-2 of the Registrant filed June 10, 2003, Commission File No. 333-105698 and is incorporated herein by reference.

The information for the period June 11, 2003 through October 14, 2004 is as follows:

39

Date	Class of Stock	No. of Shares	$ Value of Consideration Received	Type of Consideration	Purchasers or Class of Purchasers

06-03	Common	667,429	$108,600	Cash	(1)

06-03	Common	50,000	9,500	Services(2)	Director

06-03	Common	150,000	15,000	Services(3)	Investlinc Group, LLC

09-03	Common	175,000	17,500	Services(3)	Sid Anderson

01-04	Common	809,242	80,924	Services(4)	Millenium Capital Quest Corp.

03-04	Common	700,000	70,000	Services(3)	Newport Capital Services

03-04	Common	150,000	15,000	Services(3)	Venture Street Capital, LLC

06-04	Common	1,235,000	247,000	Cash	(5)

06-04	Common	150,000	30,000	Services(6)	(7)

09-04	Common	500,000	825,002	Services(8)	Henry Mauriss

10-04	Common	1,204,013	260,803	Financing(9)	Fusion Capital Fund II, LLC

10-04	Common	100,000	21,661	Financing	Fusion Capital Fund II, LLC

10-04	Series A Preferred	1,000,000	50,000	Common Stock(10)	T.E. King III

10-04	Series A Preferred	1,000,000	50,000	Common Stock(10)	Hume Thomason

(1)	12 accredited investors.

(2)	Issued to William Walker in consideration of his accepting a position as a director of the registrant.

(3)	Compensation for introducing the registrant to several broker-dealers in an effort to obtain broker-dealer assistance in selling securities in a Regulation D, Rule 506 transaction.

(4)	Purchase of media credit.

(5)	36 of the 39 stockholders listed in this registration statement under the heading "All Selling Stockholders" other than Fusion Capital Fund.

(6)	Issued to three persons as compensation for their serving as advisory directors of the registrant.

(7)	Al Welsh, David Bray and Sherwood Lee Walker, three of the 39 stockholders listed in this registration statement under the heading "All Selling Stockholders" other than Fusion Capital Funds.

(8)	Issued in exchange for cancellation of debt incurred for services rendered in providing telemarketers for the registrant’s Medical Accounts Receivable Credit Card Program.

40

(9)
Issued as compensation for Fusion Capital Fund’s entering into the Common Stock Purchase Agreement described in this registration statement and 100,000 shares as reimbursement for Fusion Capital Fund’s expenses incurred in connection with entering into such agreement.

(10)	The two principal stockholders and controlling persons of the registrant each exchanged 500,000 shares of his common stock in the registrant for 1,000,000 shares of Series A Preferred Stock. Each share of the Preferred Stock has 10 votes in all matters to be voted upon by the registrant’s stockholders. The 1,000,000 shares of Preferred Stock are convertible at any time back into the 500,000 shares of common stock.

Exhibits

The following exhibits are filed as part of this Registration Statement:

Exhibit
Number	Description of Exhibit

3.1	Articles of Incorporation of The KingThomason Group, Inc.*

3.1.1	Certificate of Amendment to Articles of Incorporation pursuant to NRS 78.385 and 78.390 (increasing the authorized capital and designating Series A Convertible, Voting Preferred Stock). ++

3.2	Bylaws of The KingThomason Group, Inc.*

5.1	Opinion of Thomas J. Kenan, Esq.

10.7	2001 Stock Option Plan adopted by The KingThomason Group, Inc.**

10.9	Common Stock Purchase Agreement between registrant and Fusion Capital Fund II, LLC dated October 14, 2004.+

10.10	Registration Rights Agreement between registrant and Fusion Capital Fund II, LLC dated October 14, 2004.+

10.11	Asset Management Agreement between KingThomason Credit Card Services Corporation and CrediTrends Technology Corporation dated March 31, 2002.

10.12	Strategic Marketing Agreement between KingThomason Credit Card Services, Inc. and Medical Capital Corporation dated March 1, 2004.

10.13	Strategic Marketing Agreement between KingThomason, Inc. and American Select Insurance Management Corporation dated December 1, 2001

41

10.14	Media Transfer and Stock Purchase Agreement among the registrant, Digital Alliance Group, LLC, and Millennium Capital Quest Corp. dated January 23, 2004.

10.15	Cooperation Agreement between Jay Beeman and Tom Thomason, agents, and SafeHealth Life Insurance Company and affiliates dated August 2, 2004.

10.16	Design Savers Plan Agent Agreement between Tom Thomson, agent, and Design Savers Plan, LLC dated July 6, 2004.

21.1	List of Subsidiaries.

23.1
Consent of Thomas J. Kenan, Esquire, to the reference to him as an attorney who has passed upon certain information contained in the Registrant’s Form SB-2 Registration Statement. (Superseded by Exhibit 23.3.)

23.2	Consent of Kabani & Company, Inc., independent auditors of The KingThomason Group, Inc. and subsidiaries. (Superseded by Exhibit 23.4.)

23.3	Consent of Thomas J. Kenan, Esquire, to the reference to him as an attorney who has passed upon information contained in the Registrant’s Form SB-2 Registration Statement.

23.4	Consent of Kabani & Company, Inc., independent auditors of The KingThomason Group, Inc. and subsidiaries.

99.1	Registrant’s press release dated October 18, 2004.+

*	Previously filed with Amendment No. 1 on Form S-4 to Form SB-2, Commission File #333-60980, EDGAR Accession #0001060830-01-500046 on May 22, 2001; incorporated herein.

**	Previously filed with Form 10-QSB 09-30-01, Commission File #333-60880, EDGAR Accession #0001060830-01-500136 on November 13, 2001; incorporated herein.

***	Previously filed with Form 10-KSB 12-31-02, Commission File #333-60880, EDGAR Accession #0001060830-03-000065 on March 31, 2003; incorporated herein.

+	Previously filed with Form 8-K 10-14-04, Commission File #333-60880, EDGAR Accession #0001060830-04-000344 on October 20, 2004; incorporated herein.

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++	Previously filed with Form 8-K 11-16-04, Commission File #333-120394, EDGAR Accession #0001060830-04-000405 on December 1, 2004; incorporated herein.

ITEM 28.  UNDERTAKINGS

The KingThomason Group, Inc. will:
(1)    File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)    Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)    Reflect in the prospectus any facts or events which, individually, or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)    Include any additional or changed material information on the plan of distribution.

(2)    For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and

(3)    File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions, or otherwise, the company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

43

In the event that a claim for indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by a director, officer or controlling person of the company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES
In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of San Ramon, state of California, on December 20, 2004.

THE KINGTHOMASON GROUP, INC.

By:	/s/ Thomas E. King III
T. E. King, III
President

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Date: December 20, 2004	By:	/s/ Thomas E. King III
T. E. King, III
President, Chief Financial Officer, Chief Accounting Officer and Director

Date: December 20, 2004	By:	/s/ Hume A. Tom Thomason
Hume A. Tom Thomason
Secretary, and Director

Date: December 20, 2004	By:	/s/ William T. Walker, Jr.
William T. Walker, Jr.
Director

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PROSPECTUS DELIVERY OBLIGATION. All dealers or brokers that effect transactions in these securities for the selling security holders are required to deliver a Prospectus.

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The KingThomason Group, Inc.
Commission File No. 333-120394

EXHIBIT INDEX

AMENDMENT NO. 1 TO FORM SB-2

The following exhibits are filed as part of this Registration Statement:

Exhibit
Number	Description of Exhibit

3.1	Articles of Incorporation of The KingThomason Group, Inc.*

3.1.1	Certificate of Amendment to Articles of Incorporation pursuant to NRS 78.385 and 78.390 (increasing the authorized capital and designating Series A Convertible, Voting Preferred Stock). ++

3.2	Bylaws of The KingThomason Group, Inc.*

5.1	Opinion of Thomas J. Kenan, Esq.

10.7	2001 Stock Option Plan adopted by The KingThomason Group, Inc.**

10.9	Common Stock Purchase Agreement between registrant and Fusion Capital Fund II, LLC dated October 14, 2004.+

10.10	Registration Rights Agreement between registrant and Fusion Capital Fund II, LLC dated October 14, 2004.+

10.11	Asset Management Agreement between KingThomason Credit Card Services Corporation and CrediTrends Technology Corporation dated March 31, 2002.

10.12	Strategic Marketing Agreement between KingThomason Credit Card Services, Inc. and Medical Capital Corporation dated March 1, 2004.

10.13	Strategic Marketing Agreement between KingThomason, Inc. and American Select Insurance Management Corporation dated December 1, 2001

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10.14	Media Transfer and Stock Purchase Agreement among the registrant, Digital Alliance Group, LLC, and Millennium Capital Quest Corp. dated January 23, 2004.

10.15	Cooperation Agreement between Jay Beeman and Tom Thomason, agents, and SafeHealth Life Insurance Company and affiliates dated August 2, 2004.

10.16	Design Savers Plan Agent Agreement between Tom Thomson, agent, and Design Savers Plan, LLC dated July 6, 2004.

21.1	List of Subsidiaries.

23.1
Consent of Thomas J. Kenan, Esquire, to the reference to him as an attorney who has passed upon certain information contained in the Registrant’s Form SB-2 Registration Statement. (Superseded by Exhibit 23.3.)

23.2	Consent of Kabani & Company, Inc., independent auditors of The KingThomason Group, Inc. and subsidiaries. (Superseded by Exhibit 23.4.)

23.3	Consent of Thomas J. Kenan, Esquire, to the reference to him as an attorney who has passed upon information contained in the Registrant’s Form SB-2 Registration Statement.

23.4	Consent of Kabani & Company, Inc., independent auditors of The KingThomason Group, Inc. and subsidiaries.

99.1	Registrant’s press release dated October 18, 2004.+

*	Previously filed with Amendment No. 1 on Form S-4 to Form SB-2, Commission File #333-60980, EDGAR Accession #0001060830-01-500046 on May 22, 2001; incorporated herein.

**	Previously filed with Form 10-QSB 09-30-01, Commission File #333-60880, EDGAR Accession #0001060830-01-500136 on November 13, 2001; incorporated herein.

***	Previously filed with Form 10-KSB 12-31-02, Commission File #333-60880, EDGAR Accession #0001060830-03-000065 on March 31, 2003; incorporated herein.

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+	Previously filed with Form 8-K 10-14-04, Commission File #333-60880, EDGAR Accession #0001060830-04-000344 on October 20, 2004; incorporated herein.

++	Previously filed with Form 8-K 11-16-04, Commission File #333-120394, EDGAR Accession #0001060830-04-000405 on December 1, 2004; incorporated herein.

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